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ANHEUSER-BUSCH COMPANIES, INC.

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INBEV S.A.

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     The following documents are posted to the website www.globalbeerleader.com:

!n9ev I FORMATION ABOUT OUR PROPOSAL TO COMBI E WITH ANHEUSER-BUSCH Home Employees Wholesalers Consumers Communities Investors • E~atUl:~_VLd~os InBev Proposes Combination with Anheuser-Busch, Creating the Global Leader in Beer with Budweiser !n9ev as its Flagship Brand InBev announced that it has made a proposal to the Board of Directors of Anheuser-Busch, Inc. to combine the two companies, forming the world’s leading global brewer and one of the world’s top five consumer products companies. The proposal to acquire all outstanding common shares of Anheuser-Busch for $65 per-share in cash represents an immediate premium of 35% over Anheuser-Busch’s 30-day . I I I average share price prior to recent market speculation and an 18% premium over Anheuser-Busch’s Brito on Peop e, Culture, previous all-time high of $54.97 achieved in October 2002. Wholes.aler Rel.ationships and I St. Louis I I As part of its proposal, InBev envisions making St. Louis, MO the headquarters for the North American J region and the global home of the flagship Budweiser brand. In addition, InBev has proposed to name the • Video Archive combined company to evoke Anheuser-Busch’s heritage, reflecting the strong history of Anheuser- • Recent News Busch’s key brands. Given the limited geographical overlap between the two businesses and the • Fact Sheets efficiency of Anheuser-Busch’s brewery footprint in the United States, InBev would maintain all of · Contact Anheuser-Busch’s U.S. breweries. Subscribe to ..Email Alert” The combined company would be geographically diversified, with leading positions in key countries around the world and balanced exposure to developed and developing markets. A combination of Anheuser-Busch and InBev would result in significant growth opportunities from leveraging the companies’ combined brand portfolio, including the global flagship Budweiser brand and international market leaders such as Stella Artois and Beck’s, maximizing the combination’s unparalleled global distribution network, and applying best practices across the new organization. InBev believes that this transaction is in the best interest of both companies’ employees, wholesalers, consumers, business partners, communities, and shareholders. “We have the highest respectfor Anheuser-Busch, its employees and its leadership, who have built the leading brewer in the U.S. and grown the iconic Budweiser brand. Together, we would draw on the collective expertise ofboth companies’ management and employees. We also recognize the great contribution ofAnheuser-Busch’s wholesalers to the company’s success and would work closely with them, under the three-tier system, to create even greater excitement in the marketplace around the brands ofboth companies. The combination will create a stronger, more competitive, sustainable global company which will benefit all stakeholders. “ — Carlos Brito, Chief Executive Officer of InBev — For more information on InBev, click here Copyright © 2008 InBev — All rights reserved

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.
InBev Proposes Combination with Anheuser-Busch,
Creating the Global Leader in Beer with Budweiser as its
Flagship Brand
Proposal for $65 Per-Share in Cash Represents a 35% Premium to
Anheuser-Busch’s Unaffected Share Price
Combination Would Create One of the World’s Five Largest Consumer
Products Companies
A Stronger, More Competitive Global Company to Benefit All Stakeholders
Name of Combined Company to Evoke Anheuser-Busch Heritage;
Budweiser to Expand Globally
North American Headquarters and Global Home of Flagship Budweiser
Brand in St. Louis, MO
Fully Committed to Support Wholesalers and Three-Tier System
No Closure of U.S. Breweries; Commitment to Communities Where
Anheuser-Busch Operates Maintained
InBev (Euronext: INB) today announced that it has made a proposal to the Board of Directors of Anheuser-Busch, Inc. (NYSE: BUD) to combine the two companies, forming the world’s leading global brewer. The proposal to acquire all outstanding common shares of Anheuser-Busch for $65 per-share in cash represents an immediate premium of 35% over Anheuser-Busch’s 30-day average share price prior to recent market speculation, and an 18% premium over Anheuser-Busch’s previous all-time high of $54.97 achieved in October 2002.

The combination of Anheuser-Busch and InBev would create the global leader in the beer industry and one of the world’s top five consumer products companies. On a pro-forma basis for 2007, the combined company would generate global beer volumes of 460 million hectoliters, net sales of $36.4 billion, and EBITDA of $10.7 billion. InBev believes that this transaction would be in the best interests of both companies’ consumers, shareholders, employees, wholesalers, business partners and the communities they serve.
The proposal was sent to Anheuser-Busch’s Board of Directors on June 11, 2008 indicating that InBev would like to engage in a dialogue with the goal of consummating a friendly combination.
As part of its proposal, InBev envisions making St. Louis, MO the headquarters for the North American region and the global home of the flagship Budweiser brand. In addition, InBev has proposed to name the combined company to evoke Anheuser-Busch’s heritage, reflecting the strong history of Anheuser-Busch’s key brands. InBev would invite a number of Anheuser-Busch’s directors to join the board of the combined company and would seek to retain key members of Anheuser-Busch’s management team across the organization. Given the limited geographical overlap between the two businesses and the efficiency of Anheuser-Busch’s brewery footprint in the United States, InBev would maintain all of Anheuser-Busch’s U.S. breweries.
The combined company would be geographically diversified, with leading positions in key countries around the world and balanced exposure to developed and developing markets. A combination of Anheuser-Busch and InBev would result in significant growth opportunities from leveraging the companies’ combined brand portfolio, including the global flagship Budweiser brand and international market leaders such as Stella Artois and Beck’s, maximizing the combination’s unparalleled global distribution network, and applying best practices across the new organization.
Commenting on the offer, Carlos Brito, chief executive officer of InBev, said: “We have the highest respect for Anheuser-Busch, its employees and its leadership, who have built the leading brewer in the U.S. and grown the iconic Budweiser brand. Together, we would draw on the collective expertise of both companies’ management and employees. We also recognize the great contribution of Anheuser-Busch’s wholesalers to the company’s success and would work closely with them, under the three-tier system, to create even greater excitement in the marketplace around the brands of both companies. The combination will create a stronger, more competitive, sustainable global company which will benefit all stakeholders.”

InBev sees significant opportunities to internationalize Anheuser-Busch’s key brands and would position Budweiser as the combined company’s flagship brand, leveraging InBev’s expansive international footprint. InBev has a history of successfully building brands around the world, which would complement the strength of Anheuser-Busch’s brand-building in the U.S. The two companies already have a successful U.S. distribution partnership for InBev’s European premium import brands including Stella Artois, Beck’s and Bass. Anheuser-Busch’s world-class sales and distribution system would continue to support the expansion of these brands in the U.S. market.
Mr. Brito added, “We view this combination as a natural next step for both companies, who already enjoy successful partnerships in the U.S., Canada and South Korea. In Canada, both InBev and Anheuser-Busch have seen significant benefits from our existing relationship which spans almost 30 years, during which InBev has helped to make Budweiser the number one beer in Canada with average annual volume growth of 7.2% since 1998. We also have great admiration for Anheuser-Busch’s strategic partner, Grupo Modelo, and hope to work with them to find new opportunities to accelerate the development of the Grupo Modelo brands outside of North America.”
InBev has a proven track record of successfully completing and integrating business combinations and creating shareholder value. The company was formed in 2004 through the successful combination of Interbrew and AmBev. As a result of the company’s strategy to focus on building brands, InBev has achieved average organic volume growth of 5.6%, average organic revenue growth of 7.8%, and average EBITDA growth of 16.2% over the past three years. Through strong organic revenue growth and operational excellence, InBev generated industry leading EBITDA margins of 34.6% in 2007.
Given the highly complementary footprint of the two businesses, synergies would largely be driven by sharing best practices, economies of scale and rationalization of overlapping corporate functions. In light of the limited overlap between the InBev and Anheuser-Busch businesses, InBev believes that the proposed combination should not encounter any significant regulatory issues and expects that the proposed transaction could be completed promptly.

InBev has retained Lazard as lead financial advisor, JPMorgan as financial advisor and Sullivan & Cromwell as legal advisor.
InBev has received strong support from a group of leading financial institutions, including Banco Santander, Barclays Capital, BNP Paribas, Deutsche Bank, Fortis, ING Bank, JPMorgan and Royal Bank of Scotland, which together would be prepared to provide all of the financing required to complete this transaction. The transaction will be financed with at least $40 billion in debt, and a combination of divestitures of non-core assets and equity financing. The company is committed to retaining an investment-grade credit profile.
The following is a copy of the letter InBev sent to the Board of Anheuser-Busch with respect to its proposal:
June 11, 2008
Mr. August A. Busch IV
President and Chief Executive Officer
Anheuser-Busch Companies, Inc.
One Busch Place
St. Louis, Missouri 63118
USA
Proposal for Combination Creating the World’s Leading Beer Company
Dear August,
Over the past several years we have met with you on many occasions to explore ways in which we could deepen the relationship between our two great companies. Jorge Paulo Lemann and Marcel Telles greatly appreciated your taking the time to meet with them on the 2nd of June in Tampa. During the course of that meeting you asked whether we had a formal proposal to make to you and your Board of Directors regarding a potential combination.

Although we did not put forward a specific proposal at the time, I am now writing to provide you with proposed terms. As discussed on the 2nd of June, we believe that the combination of Anheuser-Busch and InBev would be an industry-transforming event, creating an unparalleled opportunity for our two companies’ consumers, wholesalers, employees, business partners, investors and the communities they serve. Our successful collaboration in Canada, Korea and, more recently, the United States, gives us confidence that, together, we can achieve more for our various stakeholders than would be possible apart.
We believe that the best way to achieve this transformational combination for all constituents, including Anheuser-Busch’s shareholders, is an all-cash acquisition of Anheuser-Busch by InBev. InBev is prepared to pay $65 per share in cash for all of the outstanding shares of Anheuser-Busch. A price of $65 per share would deliver to your shareholders an immediate cash premium of 35% over the 30-day average share price prior to recent market speculation and 18% over the previous all-time high achieved in October 2002.
We have the highest respect for Anheuser-Busch, its employees and leadership, as well as the generations of investment that have created the Anheuser-Busch brands, particularly the iconic Budweiser brand. We hold your management’s marketing and sales capabilities in great esteem and hope that the combined company will be able to draw on their collective expertise. We also recognize the great contribution of your wholesalers, many of whom are now entrusted with our European import brands in the US, to this achievement. We are strong believers in the three-tier system in the US and would make it a central imperative to work with your wholesalers to create even greater excitement in the marketplace around all of our brands.
We would position Budweiser as our global flagship brand, leveraging our international footprint to enhance the brand’s image and exposure. We already have a winning track-record of building your brands outside the United States. In Canada we have a successful partnership spanning almost 30 years that has resulted in sales volumes of the Anheuser-Busch brands growing at a compounded annual rate of 7.25% since 1998. In fact, together we have made Budweiser the number one beer in Canada. Bud Light has grown at similar rates. Importantly, both brands continue to gain share.

We also have longstanding admiration for your strategic partner, Grupo Modelo. The prominence of their brands in North America is truly impressive. We would hope to work with Grupo Modelo to find new opportunities to further accelerate the development of their brands outside North America.
Together we would be the leader in the industry and one of the top five consumer products companies globally, with pro forma 2007 beer volumes of 460 million hectoliters, net sales and EBITDA of $36.4 billion and $10.7 billion, respectively. In bringing together our two companies, we would seek to draw on our complementary strengths and rich histories. We would envision making St. Louis the headquarters for the North American region and the global home of the flagship Budweiser brand. Also, we would seek to rename our combined company to evoke the heritage of your key brands. Given your efficient brewery footprint in the United States, we will maintain all your existing breweries. Further, we will continue your strong commitment to the communities in which you operate.
We would like to draw on the skills and experience of the current Anheuser-Busch directors and would invite a number of your directors to join the Board of the new company. In addition, we would hope to retain key members of the Anheuser-Busch management team at all levels of seniority. The global scope of operations would offer new challenges to gifted managers. We look forward to discussing Board and senior management composition at the appropriate time.
We have been advised that this letter, or the making of this proposal, does not create any public disclosure obligations on your part. Rather, we would prefer to engage in a dialogue with you and your Board regarding our proposal.
In order to move forward quickly, we have retained Lazard and JP Morgan as our financial advisors and Sullivan & Cromwell as our legal advisor, which, alongside our senior management, have already completed extensive analysis and due diligence based on publicly available information. We have also received strong support from a group of leading financial institutions, including Banco Santander, Barclays Capital, BNP Paribas, Deutsche Bank, Fortis, ING Bank, JP Morgan and Royal Bank of Scotland, who together would be prepared to provide all of the financing required to complete this transaction.

Additionally, we have concluded after appropriate review that the proposed combination should not encounter any significant antitrust related issues. As you would expect, this non-binding proposal is subject to the negotiation of mutually satisfactory definitive agreements and the completion of customary due diligence, all of which could be progressed and finalized without delay.
We would like to arrange a meeting promptly with you and your representatives to discuss all aspects of our proposal and answer any questions you may have. Now is the time to make this compelling combination a reality. Our Board, our majority stockholder and our management team are committed to making this happen.
It is our current intention to keep the contents of this letter private. However, given the significance of this proposal to our respective shareholders and the widespread speculation with respect to this potential transaction, we may be required by regulatory authorities to make public disclosure of this letter in the future. If circumstances permit, we will endeavor to notify you in advance of any such release.
This matter has the highest priority for InBev. I look forward to hearing positively from you shortly.
Very truly yours,
Carlos Brito
cc: Board of Directors of the Anheuser-Busch Companies, Inc.
Dutch and French versions of this press release will be posted on InBev.com tomorrow

About InBev
InBev is a publicly traded company (Euronext: INB) based in Leuven, Belgium. The company’s origins date back to 1366, and today, it is the leading global brewer. As a true consumer-centric, sales driven company, InBev manages a carefully segmented portfolio of more than 200 brands. This includes true beer icons with global reach like Stella Artois® and Beck’s®, fast growing multicountry brands like Leffe® and Hoegaarden®, and many consumer loved “local champions” like Skol®, Quilmes®, Sibirskaya Korona®, Chernigivske®, Sedrin®, Cass® and Jupiler®. InBev employs close to 89 000 people, running operations in over 30 countries across the Americas, Europe and Asia Pacific. In 2007, InBev realized 14.4 billion euro of revenue. For further information visit www.InBev.com

Contact information

Marianne Amssoms	Philip Ludwig
Vice President Global External Communications	Vice President Investor Relations
Tel: +32-16-27-67-11	Tel: +32-16-27-62-43
Fax: +32-16-50-67-11	Fax: +32-16-50-62-43
E-mail: marianne.amssoms@inbev.com	E-mail: philip.ludwig@inbev.com

Steven Lipin/Nina Devlin
Brunswick Group
+1-212-333-3810

Rebecca Shelley
Brunswick Group
+44-207-404-5959
This report contains certain forward-looking statements reflecting the current views of the management of InBev with respect to, among other things, the potential benefits of a transaction with Anheuser-Busch or the timing thereof. InBev’s strategic objectives, business prospects, future financial condition, budgets, projected levels of production, projected costs and projected levels of revenues and profits. These statements involve risks and uncertainties. The ability of InBev to achieve these benefits, objectives and targets is dependent on many factors which are outside of management’s control. In some cases, words such as “believe”, “intend”, “expect”, “anticipate”, “plan”, “target”, “will” and similar expressions to identify forward-looking statements are used. All statements other than statements of historical facts are forward-looking statements. You should not place undue reliance on these forward-looking statements. By their nature, forward-looking statements involve risk and uncertainty because they reflect InBev’s current expectations and assumptions as to future events and circumstances that may not prove accurate. The actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including whether the transaction receives the support of Anheuser-Busch. . InBev cannot assure you that the future results, level of activity, performance or achievements of InBev will meet the expectations reflected in the forward-looking statements.
# # #

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.
InBev sends second letter to Anheuser-Busch Board of
Directors
Proposal for $65 Per-Share in Cash Made on Basis of Anheuser-Busch’s
Current Assets, Business and Capital Structure
InBev (Euronext: INB) today reaffirmed and clarified certain aspects of its proposal to combine with Anheuser-Busch Cos. Inc. (NYSE: BUD) to form the world’s leading global brewer in a letter sent to August A. Busch IV, president and chief executive, and the Anheuser-Busch Board of Directors. In the letter, InBev said that its June 11th proposal to combine Anheuser-Busch and InBev by acquiring all outstanding common shares of Anheuser-Busch for $65 per-share in cash, representing a 35% premium to the unaffected share price, was made on the basis of Anheuser Busch’s current assets, business and capital structure.
The Following is a copy of the letter InBev sent to the Board of Anheuser-Busch dated June 15, 2008:
June 15, 2008
Mr. August A. Busch IV
President and Chief Executive Officer
Anheuser-Busch Companies, Inc.
One Busch Place
St. Louis, Missouri
63118
USA
Proposal for Combination Creating the World’s Leading Beer Company
Dear August,
We are writing to clarify certain aspects of our proposal of June 11th.
As we indicated in our letter, we are committed to entering into a constructive dialogue with you to achieve a friendly combination of our two companies. We also stated that we have the greatest respect for Grupo Modelo and its management and look forward to the opportunity to work with them to explore possible ways to expand the availability of the Grupo Modelo brands outside of North America.

We have read the recent press reports suggesting that you may have approached Grupo Modelo regarding a possible transaction between Anheuser-Busch and Grupo Modelo or affiliated entities. In light of the reports, we believe it is important for you and your Board to understand that our proposal to combine with Anheuser-Busch by means of acquiring all Anheuser-Busch outstanding shares for $65 per share in cash is made on the basis of Anheuser-Busch’s current assets, business and capital structure. Accordingly, we would expect that prior to proceeding with any alternative transaction, especially if your shareholders will not be given the opportunity to vote on it, you would first fully explore our offer and the potential adverse consequences any such transaction could have on the ability of your shareholders to receive our premium offer.
We should also add that, having carefully considered the merits of our proposed combination, it is our strong belief that no alternative transaction that you could effectuate would create more value for your shareholders than the $65 per share in cash that we are offering. We are convinced that your shareholders would reach the same conclusion.
We remain ready to discuss our proposal with you and your Board, and I look forward to hearing from you shortly.
Very truly yours,
Carlos Brito
cc: Board of Directors of the Anheuser-Busch Companies, Inc.
Information for Employees, Wholesalers and Communities is available at www.globalbeerleader.com or www.inbev.com.
Dutch and French versions of this press release will be posted on InBev.com

About InBev
InBev is a publicly traded company (Euronext: INB) based in Leuven, Belgium. The company’s origins date back to 1366, and today, it is the leading global brewer. As a true consumer-centric, sales driven company, InBev manages a carefully segmented portfolio of more than 200 brands. This includes true beer icons with global reach like Stella Artois® and Beck’s®, fast growing multicountry brands like Leffe® and Hoegaarden®, and many consumer loved “local champions” like Skol®, Quilmes®, Sibirskaya Korona®, Chernigivske®, Sedrin®, Cass® and Jupiler®. InBev employs close to 89 000 people, running operations in over 30 countries across the Americas, Europe and Asia Pacific. In 2007, InBev realized 14.4 billion euro of revenue. For further information visit www.InBev.com

Contact information

Marianne Amssoms	Philip Ludwig
Vice President Global External Communications	Vice President Investor Relations
Tel: +32-16-27-67-11	Tel: +32-16-27-62-43
Fax: +32-16-50-67-11	Fax: +32-16-50-62-43
E-mail: marianne.amssoms@inbev.com	E-mail: philip.ludwig@inbev.com

Steven Lipin/Nina Devlin
Brunswick Group
+1-212-333-3810

Rebecca Shelley/Laura Cummings
Brunswick Group
+44 20 7404 5959
This report contains certain forward-looking statements reflecting the current views of the management of InBev with respect to, among other things, the potential benefits of a transaction with Anheuser-Busch or the timing thereof. InBev’s strategic objectives, business prospects, future financial condition, budgets, projected levels of production, projected costs and projected levels of revenues and profits. These statements involve risks and uncertainties. The ability of InBev to achieve these benefits, objectives and targets is dependent on many factors which are outside of management’s control. In some cases, words such as “believe”, “intend”, “expect”, “anticipate”, “plan”, “target”, “will” and similar expressions to identify forward-looking statements are used. All statements other than statements of historical facts are forward-looking statements. You should not place undue reliance on these forward-looking statements. By their nature, forward-looking statements involve risk and uncertainty because they reflect InBev’s current expectations and assumptions as to future events and circumstances that may not prove accurate. The actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including whether the transaction receives the support of Anheuser-Busch. . InBev cannot assure you that the future results, level of activity, performance or achievements of InBev will meet the expectations reflected in the forward-looking statements.
# # #

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.
InBev sends third letter to Anheuser-Busch Board of
Directors
Committed financing in place for $65-a-share all-cash proposal to create the world’s leading beer company
InBev (Euronext: INB) today reaffirmed its desire to combine with Anheuser-Busch Cos. Inc (NYSE: BUD) to form the world’s leading global brewer in a letter sent to August A. Busch IV, president and chief executive, and the Anheuser-Busch Board of Directors. In the letter, InBev reaffirmed its $65-a-share all-cash proposal to combine with Anheuser-Busch, which represents a 35% premium over Anheuser’s 30-day average share price prior to recent market speculation. InBev said that it has obtained committed financing and has paid approximately $50 million in fees, demonstrating InBev’s resolve to consummate a combination with Anheuser-Busch.
The following is a copy of the letter InBev sent to the Board of Anheuser-Busch:
June 25, 2008
Mr. August A. Busch IV
President and Chief Executive Officer
Anheuser-Busch Companies, Inc.
One Busch Place
St. Louis, Missouri
63118
USA
Proposal for Combination Creating the World’s Leading Beer Company
Dear August,
We are writing to confirm that InBev remains committed to our proposal to combine with Anheuser-Busch by means of acquiring all of the outstanding shares of Anheuser-Busch for $65 per share in cash. Our proposed price would deliver an immediate cash premium to your shareholders of 35% over the 30-day average share price prior to recent market speculation and 18% above the previous all-time high achieved for your shares in October 2002. The market reaction to our proposal has been extremely positive. We believe this confirms our view that our proposal is the best way to achieve this transformational combination for all constituents.

In my June 11th letter I indicated that InBev had received the strong support of a group of leading financial institutions with respect to providing all of the financing required for the combination of our two great companies. To demonstrate our conviction in this combination, we have executed commitment letters for the financing and have paid approximately $50 million in commitment fees to a lending group comprised of Banco Santander, Bank of Tokyo-Mitsubishi, Barclays Capital, BNP Paribas, Deutsche Bank, Fortis, ING Bank, JP Morgan, Mizuho Corporate Bank and Royal Bank of Scotland.
Beyond the immediate financial benefit to your shareholders, our proposal also provides significant benefits to all key stakeholders. The fundamental elements of our proposal include:
•      A combination that brings together two companies with centuries of brewing tradition to create the global leader in the beer industry
•      A stronger, more competitive global company that will benefit our respective consumers, wholesalers, employees and business partners
•      Budweiser to be expanded globally
•      St. Louis to be the North American headquarters and global home of the flagship Budweiser brand
•      The heritage of Anheuser-Busch to be evoked in the name of the new combined company
•      All U.S. breweries to remain open
•      Full support for Anheuser-Busch wholesalers and the three-tier distribution system
•      Strong commitment to the communities in which Anheuser-Busch operates
•      Members of Anheuser-Busch management to be retained at all levels of seniority
•      Members of the Anheuser-Busch Board to be invited to join the Board of the combined company
•      A combination that will create one of the world’s five largest consumer-goods companies
This firm proposal is subject only to the negotiation of mutually satisfactory definitive agreements and the completion of confirmatory due diligence, all of which could be progressed and finalized without delay.
As we have indicated previously, we are committed to entering into a constructive dialogue with you to achieve a friendly combination. We remain available to discuss our proposal with you including the fundamental elements enumerated above, but we believe that time is of the essence.
It is clear that the combination of Anheuser-Busch and InBev would be an industry-transforming event, creating an unparalleled opportunity for our stakeholders. Our Board, our majority shareholder and our management team remain committed to making this happen.
Very truly yours,
Carlos Brito
cc: Board of Directors of Anheuser-Busch

Information for Employees, Wholesalers and Communities is available at www.globalbeerleader.com or www.inbev.com.
Dutch and French versions of this press release will be posted on www.InBev.com

About InBev
InBev is a publicly traded company (Euronext: INB) based in Leuven, Belgium. The company’s origins date back to 1366, and today, it is the leading global brewer. As a true consumer-centric, sales driven company, InBev manages a carefully segmented portfolio of more than 200 brands. This includes true beer icons with global reach like Stella Artois® and Beck’s®, fast growing multicountry brands like Leffe® and Hoegaarden®, and many consumer loved “local champions” like Skol®, Quilmes®, Sibirskaya Korona®, Chernigivske®, Sedrin®, Cass® and Jupiler®. InBev employs close to 89 000 people, running operations in over 30 countries across the Americas, Europe and Asia Pacific. In 2007, InBev realized 14.4 billion euro of revenue. For further information visit www.InBev.com

Contact information

Marianne Amssoms	Philip Ludwig
Vice President Global External Communications	Vice President Investor Relations
Tel: +32-16-27-67-11	Tel: +32-16-27-62-43
E-mail: marianne.amssoms@inbev.com	E-mail: philip.ludwig@inbev.com

Steven Lipin/Nina Devlin
Brunswick Group
+1-212-333-3810

Rebecca Shelley/Laura Cummings
Brunswick Group
+44 20 7404 5959
This report contains certain forward-looking statements reflecting the current views of the management of InBev with respect to, among other things, the potential benefits of a transaction with Anheuser-Busch or the timing thereof. InBev’s strategic objectives, business prospects, future financial condition, budgets, projected levels of production, projected costs and projected levels of revenues and profits. These statements involve risks and uncertainties. The ability of InBev to achieve these benefits, objectives and targets is dependent on many factors which are outside of management’s control. In some cases, words such as “believe”, “intend”, “expect”, “anticipate”, “plan”, “target”, “will” and similar expressions to identify forward-looking statements are used. All statements other than statements of historical facts are forward-looking statements. You should not place undue reliance on these forward-looking statements. By their nature, forward-looking statements involve risk and uncertainty because they reflect InBev’s current expectations and assumptions as to future events and circumstances that may not prove accurate. The actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including whether the transaction receives the support of Anheuser-Busch. . InBev cannot assure you that the future results, level of activity, performance or achievements of InBev will meet the expectations reflected in the forward-looking statements.
# # #

PRINTER FRIENDLY [Print] [Close] InBev’s commitment to 51. Louis and the A-B heritage By Carlos Brito Tuesday, Jun. 172008 On June 11, we sent a proposal to the Anheuser-Busch board of directors outlining our vision for a friendly combination between our two companies: a merger that would form the world’s leading brewer. The main points of this proposal were: — A combination to create one of the world’s five largest consumer-goods companies. — A stronger, more competitive global company to benefit all stakeholders. — The heritage of Anheuser-Busch to be evoked in the name of the new combined company. — Budweiser to be expanded globally. — St. Louis to be the North American headquarters and global home of the flagship Budweiser brand. — Full support for Anheuser-Busch’s wholesalers and the three-tier distribution system. — All U.S. breweries to remain open. — Strong commitment to communities where Anheuser-Busch operates. — Members of Anheuser-Busch management to be retained at all levels of seniority. Since then, we have heard the concerns voiced by a number of different constituents, especially those in St. Louis. Let me try to address those concerns: Headquarters for the North American region of the new company would be in St. Louis. It also would be the decision-making hub for the global flagship brand Budweiser. The brewery on Pestalozzi Street would remain open. We are committed to not closing any of the company’s 12 U.S. breweries. The visitor center with daily tours would continue to be a central part of visiting St. Louis. Grant’s Farm and the Clydesdales, are all-important elements of the heritage of Budweiser, Anheuser-Busch and the city of St. Louis, and those, of course, would be retained. The combined company would operate under a name that evokes the Anheuser-Busch tradition. We would maintain a St. Louis civic presence and support of certain institutions, as we believe this is a key part of what Anheuser-Busch, as a corporate citizen, and Budweiser, as a brand, are about. With respect to Budweiser, InBev has been brewing Budweiser in Canada for decades. We know the beer, the brewing tradition and the recipe very well. The Budweiser beer to which consumers are so loyal would not change.

InBev’s history is similar to that of Anheuser-Busch. Our company’s roots date back to Europe in the year 1366. We are the makers of many well-known beers such as Stella Artois, Beck’s, Bass, Hoegaarden and Leffe, among others. We have been in this business for generations, much like Anheuser-Busch, and we intend to continue to be focused on building the best beer company in a better world. We want to combine with Anheuser-Busch because it is our belief that, together, we can do more. In today’s marketplace, a stronger, more global company has more resources to better face competition and greater chances to succeed. With the combination of SABMilier and Molson Coors in the United States nearing completion, competition only is going to get more intense for all of us. A stronger, growing business is more likely to safeguard jobs and create new ones. In the last three years, InBev has increased its revenues by an average of 7 percent every year and has created 12,000 new full-time jobs as business has expanded. We believe our two companies have more similarities than differences. InBev has been brewing great beers for more than 600 years. Anheuser-Busch traces its origins to European immigrants who started brewing beer in the United States more than 150 years ago. Put simply, this combination is about taking the great brewing traditions of both companies and creating a stronger one, one that can thrive in the global economy in which we all must operate. It’s about taking the great brand Budweiser and making sure it is getting as big a slice of the global market as it deserves. It is about creating a brewing powerhouse that would create new opportunities for employees in St. Louis and across the country. Most of all, it is about making sure beer-lovers in America and across the globe can enjoy a cold Bud. Together, we can make this happen. Carlos Brito is the chief executive of InBev. InBev is a brewing corporation controlled by Stichting InBev, a foundation based in The Netherlands representing an important part of the interests of the Belgian founding families of InBev and the interests of the Brazilian families who previously were shareholders of AmBev. Website for Anheuser-Busch offer: www.globalbeerleader.com If you enjoy reading about interesting news, you might like the 3 O’Clock Stir from STUoday.com. Sign up and you’ll receive an email with unique stories of the day, every Monday-Friday, at no charge. Sign up at tlltp://newsletters.stltoday.com

Proposed Combination with Anheuser-Busch Creating the Global Leader in Beer with Flagship Brand Budweiser 12 June, 2008

Disclaimer Neither this presentation nor any of the transactions referred to herein constitutes an offer of securities for sale in the United States or an offer to acquire or exchange securities in the United States. The securities that may be issued pursuant to the terms and conditions of the transactions referred to herein have not been nor will be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the securities of any state or any other country (other than Belgium), and may not be offered, pledged, transferred, or sold absent (i) registration of such securities under the Securities Act or the securities laws of such state or country, as the case may be, or (ii) an available exemption from such registration. Under the terms and conditions of, and in connection with, the transactions referred to herein, no offer to acquire securities or to exchange securities for other securities has been made, or will be made, directly or indirectly, in or into, or by use of the mails, any means or instrumentality of interstate or foreign commerce or any facilities of a national securities exchange of, the United States or any other country in which such offer may not be made other than (i) in accordance with the tender offer requirements under the U.S. Securities Exchange Act of 1934, as amended, or the securities laws of such other country, as the case may be, or (ii) pursuant to an available exemption from such requirements.

Proposed Combination with Anheuser-Busch Creating the Global Leader in Beer with Flagship Brand Budweiser 12 June, 2008

Agenda Summary of the Proposed Transaction Snapshot of the Combination Benefits to Anheuser-Busch InBev’s Track Record Summary Q&A

Key Offer Terms and Financial Impact $ 65 per share in cash Premiums to Anheuser-Busch share price: 35% over Anheuser-Busch’s 30-day average share price prior to recent market speculation 18% over Anheuser-Busch’s previous all-time high achieved in October 2002 Total consideration to Anheuser-Busch shareholders: $ 47.5 billion Offer price represents 12x Anheuser-Busch’s 2007 EBITDA Financed by a combination of at least $ 40 billion of new debt, divestitures of non-core assets and equity financing Strong support from a group of leading financial institutions which together would be prepared to provide all of the financing required to complete this transaction Management committed to retaining investment grade credit profile and rapid de-leveraging Disciplined approach to equity issuance Transaction consistent with strict acquisition value creation criteria Accretive to earnings per share within second full year after combination 4

A Winning Combination InBev proposes combination with Anheuser-Busch, creating the global leader in beer with Budweiser as its flagship brand Combination would create one of the world’s five largest consumer products companies A stronger, more competitive company to benefit all stakeholders Name of combined company to evoke Anheuser-Busch’s heritage; Budweiser to expand globally North American headquarters and global home of flagship Budweiser brand in St. Louis, MO Fully committed to support U.S. wholesalers and three-tier system No closure of U.S. breweries; commitment to communities where Anheuser-Busch operates is maintained Explore with Grupo Modelo possibilities to further expand its brands in other markets

Agenda Summary of the Proposed Transaction Snapshot of the Combination Benefits to Anheuser-Busch InBev’s Track Record Summary Q&A

Financial Snapshot of the Combination PRO FORMA 2007 INBEV ANHEUSER-BUSCH(a) COMBINED COMPANY(a)TOTAL271 mhl189 mhl460 mhl VOLUMES(b) REVENUES #eu# 14.4 bn #eu# 12.2 bn #eu# 26.6 bn EBITDA #eu# 5.0 bn #eu# 2.8 bn #eu# 7.8 bn EBITDA 3.0% 34.6% 29.4% MARGIN (a) Anheuser-Busch financials converted from USD into Euro at a FY2007 average #eu#/$ exchange rate of 1.37. (b) Adjusted for equity brands.

Creation of the Global Leader in Beer…

(€ in billions)

2007 Total Volumes



(hl in millions)
460
189
271
284
271
189
150
130
+62%
InBev + A-B
SABMiller
InBev
A-B
Heine-ken
Carlsberg

2007 Revenues



€26.6
€12.2
€14.4
€16.7
€15.8
€14.4
€12.2
€8.9
+61%
InBev + A-B
SABMiller
Heine-ken
InBev
A-B
Carlsberg

2007 EBITDA



€7.8
€2.8
€5.0
€5.0
€3.2
€3.1
€2.8
€1.5
+143%
InBev + A-B
InBev
SABMiller
Heine-ken
A-B
Carlsberg

8

Note: Data based on calendar year-end. Carlsberg and Heineken are pro forma estimates for the joint acquisition of Scottish & Newcastle.

InBev

...and a Top Five Global Consumer Products Company

(€ in billions)


ENTERPRISE VALUE
€153.0
€120.5
€76.4
€69.2
€25.4
€43.8
€66.7
€66.6
€44.3
€43.8
€39.7
€35.6
P&G
Nestlé
Coca-Cola
InBev + A-B
PepsiCo
Unilever
Kraft
InBev
Diageo
Danone
2007 EBITDA
€14.1
€11.1
€7.8
€2.8
€5.0
€6.3
€6.3
€6.2
€5.0
€3.8
€3.4
€2.7
P&G
Nestlé
InBev + A-B
PepsiCo
Coca-Cola
Unilever
InBev
Kraft
Diageo
Danone

Note: Enterprise values based on closing share prices as at 6 June 2008. Reported EBITDA numbers calendarized to 31 December where relevant.

9

Complementary Geographies Provide a Truly Global Footprint with Leading Positions in Key Markets #2 Europe #1 North #2 America Asia #1 Latin America (Primarily) InBev (Primarily) Anheuser-Busch InBev & Anheuser-Busch 10 Source: InBev, company filings and Wall Street research.

Balanced Exposure to High-Growth Developing Markets and Stable Developed Markets (Pro forma 2007) REVENUES(a) OPERATING PROFIT(a) 43% 47% 53% 57% Developed Markets Developing Markets (a) Developing Markets: include InBev operations in Central and Eastern Europe, Russia, China, Brazil, Argentina and Other South-America operations and Anheuser-Busch’s holdings in Grupo Modelo and Tsingtao at their respective equity interests. 11 Sources: InBev, Anheuser-Busch 10-K.

Strong Growth Opportunities through Leveraging Combined Brands Across an Unparalleled Global Distribution Network KEY BRANDS Budweiser: iconic US brand, the great American lager and “King of Beers” Complementary Stella Artois: the brand of supreme Offering of quality and worth; the number one Market-leading premium draught beer in the world Brands Beck’s: the number one German beer in the world, available in more than 120 countries Position Budweiser as the global flagship brand and expand globally Anheuser-Busch’s Extensive Int’l other key brands Network to Leverage InBev’s extensive international Globalize footprint Anheuser-Busch Brands InBev is PepsiCo’s second largest bottler outside the U.S., demonstrating our go-to-market capabilities Accelerate growth of InBev’s European Strong US import brands in the world’s largest beer Distribution profit pool Network for InBev European Import Brands Strengthen close collaboration with U.S. wholesalers under the 3-tier system 12

Stronger Player in China, the World's Largest Beer Market

	InBev	Anheuser-Busch
% Market share	11.4%[(a)]	9.6%[(b)]
# of breweries	20[(c)]	15[(d)]
Volume sold	33.4 mhl	28.2 mhl
Employees	15,000	8,000+

COMBINED COMPANY

21% MARKET SHARE
61.6 MHL VOLUME SOLD


Heilongjiang
Jilin
Liaoning
Hebei
Beijing
Neimongu
Ningxia
Shanxi
Shandong
Jiangsu
Gansu
Shaanxi
Henan
Shanghai
Hubei
Anhui
Sichuan
Zhejiang
Jiangxi
Hunan
Fujian
Guizhou
Yunan
Guangxi
Guangdong
Hainan
Primarily InBev presence
Primarily Anheuser-Busch presence
InBev brewery
Anheuser-Busch brewery

Strong complementarity between Anheuser-Busch's and InBev's operations; significant potential for Budweiser

(a) Source: Company information.
(b) Sources: Grupo Modelo: company information / Anheuser-Busch: company information, PlatoLogic for Harbin brand.
(c) Does not include JV's and bottling plants.
(d) Includes Foshan brewery, scheduled to start operating in December 2008.

13

InBev

Agenda Summary of the Proposed Transaction Snapshot of the Combination Benefits to Anheuser-Busch InBev’s Track Record Summary Q&A

Complementary Geographies Create Strong Potential for Budweiser Expansion in the World’s Top Five Beer Markets 19.3% #5 #3 < 1% 48.5% Russia — 110 mhl 9.3% < 1% (a) <2% #2 Germany — 97 mhl #1 11.4% 9.6% USA — 215 mhl China — 293 mhl #4 68.6% < 1% Brazil - 102 mhl InBev market share Anheuser-Busch market share Top 5 beer markets (a) Sold in Germany under the name Anheuser Bud. 15 Source: Company filings, PlatoLogic. Market positions measured in volumes.

Joint Success in Developing Budweiser in Canada 1980: Anheuser-Busch and InBev partner to form a licensed brewing, distribution and marketing agreement for Canada History Today’s #1 selling beer in Canada which continues to gain market share: Budweiser Bud Light is the country’s fastest-growing beer (~30% volume growth in 2007) Brands All beers are brewed at InBev breweries in Canada Brewing Both companies share commitment to high quality standards 16 Source: Company filings.

Budweiser Is Now Also the “King of Canadian Beers” Strength of the Budweiser brand together with InBev’s sales and distribution capabilities created the number one brand in the country Budweiser leverages international sponsorships such as the official Successful NFL, Super Bowl sponsorships and regional events like the Grand Prix Brand Building and the Calgary Stampede Recently renewed joint commitment of InBev and Anheuser-Busch behind Bud Light transformed Bud Light into the fastest growing brand in the country 20% 15% 10% Canadian Market Share 5% Development 0% 1987 1988 1989 1990 1991 1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 Budweiser Bud Light 17 Source: Company filings, InBev.

Expanded Role for St. Louis Headquarters to Manage the North American Region and Budweiser’s Global Expansion Manage North St. Louis headquarters to have expanded role for the North American American region 0perations St. Louis to be made global home for expansion of the Manage flagship Budweiser brand Budweiser’s Expansion Accelerate development of Budweiser brand family around the world “Best Beer Company in a Better World” Community Bring together the best practices of each company for employees, community and the environment into a global platform which can achieve more than either company could on its own

InBev Will Maintain Anheuser-Busch’s Efficient U.S. Footprint of Breweries Capacity Brewery (in mhl/year) St. Louis 18.5 Baldwinsville, NY Houston 8.8 Merrimack, NH Williamsburg 14.1 Fort Collins, CO Newark, NJ Baldwinsville 14.7 Columbus, OH St. Louis,MO Los Angeles 11.9 Fairfield, CA Williamsburg, VA Newark 10.0 Jacksonville 3.6 Los Angeles, CA Cartersville, GA Fort Collins 11.3 Columbus 5.2 Jacksonville, FL Cartersville 10.0 Houston, TX Fairfield 9.4 Merrimack 8.9 TOTAL 126.3 No Closures of U.S. Breweries 19 Source: Anheuser-Busch company filings and website.

InBev Has Added ~12,000 Jobs Worldwide Since the Interbrew-AmBev Merger, Supported by Strong Business Growth


€162,702
€155,436
€150,660
€111,516
€14,430
€13,308
€11,656
€8,568
76,832
77,366
85,617
88,690
2004A
2005A
2006A
2007A
Revenues (€m)
Avg. no. of employees (FTE)
Avg. revenues per FTE (€)

Rejuvenated growth of Budweiser in the U.S. and global expansion will create opportunities for employees

20

Source: company filings.

InBev

Agenda Summary of the Proposed Transaction Snapshot of the Combination Benefits to Anheuser-Busch InBev’s Track Record Summary Q&A

InBev’s Critical Success Factors Have Resulted in Strong Share Price Performance Since the Merger STRONG SHARE PRICE PERFORMANCE CRITICAL SUCCESS FACTORS SINCE MERGER(a) A shared dream - to become the 300 best beer company in a better world -brings alignment and a strong sense of motivation for our people 250 98% Having one single, high-performance culture, worldwide 200 104% Having great people, in the right 150 places A target-setting and cascading 100 process that ensures we focus our attention on a limited number of initiatives, supporting our goals of margin expansion and value 50 creation May-05 Jun-06 Jul-07 InBev (rebased) AmBev (rebased) (a) Share price performance up to InBev unaffected closing price as at 22 May 2008. 22 Source: company filings, FactSet.

The Interbrew - AmBev Merger Has Proven a Great Success

SUCCESSFUL BUSINESS MODEL

- Strong confidence in InBev's business model with a proven track record
  - Volume growth ahead of global beer industry
  - Revenue growth ahead of volume growth
  - Further margin expansion through operating efficiencies
- Continued commitment to our model
  - Top line growth remains a top priority
  - Variable compensation linked to improved market share performance

STRONG REALISED GROWTH



ORGANIC EBITDA CAGR: 16%
€8.6
€2.1
€11.7
€3.3
€13.3
€4.2
€14.4
€5.0
2004
2005
2006
2007
Revenues
Normalized EBITDA

23

Source: company filings.

Brand Strategy and Market Execution Have Generated Consistent Organic Volume and Revenue Growth and Margin Expansion 2005 2006 2007 Total volume +5.4% Total volume +5.9% Total volume +5.2% Revenues +7.2% Revenues +7.9% Revenues +7.2% 8.9% 8.4% 8.3% 8.2% 7.8% 7.6% 7.8% 7.2% 7.0% 7.1% 7.1% 6.1% 6.3% 6.2% 6.1% 6.0% 5.9% 5.7% 5.4% 5.0% 5.0% 4.8% 4.1% 3.5% 1Q05 2Q05 3Q05 4Q05 1Q06 2Q06 3Q06 4Q06 1Q07 2Q07 3Q07 4Q07 Total Volumes Revenues EBITDA Margin 28.6% EBITDA Margin 31.9% EBITDA Margin 34.6% Organic Growth +239bps Organic Growth +274bps Continued commitment to deliver EBITDA margin expansion 24 Source: company filings.

Winning InBev Brands in Key Markets FAVORITE BIGGEST BRAND BRAND KEY BRANDS Argentina 9 Belgium 9 Brazil 9 Canada 9 China Germany 9 Russia South Korea UK 9 Ukraine

Proven Track Record of Value Creation through Operational Excellence and Selective M&A TOP 5 GLOBAL BREWERS 1990 TOP 5 GLOBAL BREWERS 2007 THREE-YEAR TOTAL VOLUME (mhl) EBITDA (#eu#m) VOLUME (mhl) EBITDA (#eu#m) SHAREHOLDER RETURN (a) A-B 108 #eu# 1,620 SABMiller 284 #eu#3,207 63.0% Miller 58 #eu# 288 InBev 271 #eu#4,992 109.5% Heineken 38 #eu# 409 A-B 189 #eu#2,819 30.5% Kirin 32 #eu# 581 Heineken 150 #eu#3,079 42.4% Brahma 28 #eu# 196 AmBev 143 #eu#3,258 83.2% Interbrew: 11 mhl / #eu# 168 TOTAL TOP 5: TOTAL TOP 5: TOTAL TOP 5: TOTAL TOP 5: 264mhl #eu#3,094m 1,037mhl #eu#17,355m (a) Total Shareholder Return includes 3-year stock price performance plus received dividends, reinvested in shares. InBev and Anheuser-Busch 26 total shareholder return as of May 22, 2008. Source: FactSet. Source: Company filings, Wall Street research and FactSet as of June 06, 2008.

Agenda Summary of the Proposed Transaction Snapshot of the Combination Benefits to Anheuser-Busch InBev’s Track Record Summary Q&A

Summary — A Winning Combination Unparalleled opportunities to all stakeholders Creation of the true global leader in beer, Budweiser global flagship brand Diversified footprint in developed and developing markets and complementarity brands Combined extensive distribution network to grow our brands and increase availability to consumers around the world Combination will create significant value for both Anheuser-Busch’s and InBev’s shareholders

Q&A

As the world’s leading brewer, InBev takes seriously its responsibility to its employees, the environment, and to consumers around the world. InBev looks forward to advancing these efforts together with Anheuser-Busch and making an even bigger difference in the world. People InBev is an internationally recognized employer of choice that prides itself on attracting, developing and retaining talented individuals from around the world. — InBev is recognized in the 2008 Fortune 500 list of the World’s Most Admired Companies, ranking second among major brewers, and fifth overall in the beverage sector. — The company is ranked amongst the best companies to work for by Época and Exame, two prestigious Brazilian magazines, which annually rank the best Brazilian companies to work for. — InBev Netherlands was recognized by the Corporate Research Foundation as a ‘Top Employer’ for its labor conditions, opportunities, and learning and development. — In early 2007, SUN Interbrew Ukraine was rated as an employer of choice by InvestGazeta, Delovoy Zhurnal, and Ernst & Young Human Capital. — InBev’s Global Management Trainee Program attracts talent from across InBev’s six Geographic Zones to recruit and develop InBev’s future leaders. As proof of the success of the Program: Several of InBev’s senior leaders, including the Zone President of Latin America North and the Chief People Officer, originally joined the company in the 1990s as trainees. InBev’s focus on industry-leading efficiency and alignment of operations with market performance has allowed it to become the most profitable brewer in the industry. — InBev was named the top “Value Added” company in the EU beverage sector as defined by the 2008 UK Value Added Scorecard which measures businesses’ economic contribution and wealth creation efficiency by taking into account factors such as job creation and taxes paid. — As a result of growing the business and improving productivity, InBev has added 12,000 full-time positions since the merger in 2004 that formed the company. InBev has a strong track record of treating employees fairly and with respect, both in everyday business and during acquisitions. Responsible Drinking InBev ensures that its own marketing and sales activities support its position on the responsible enjoyment of its products and do not encourage alcohol misuse. Where appropriate, we also cooperate with local governments to implement stricter industry-wide standards. 1

— In addition to meeting local marketing and sales guidelines, InBev imposes its own single global Code of Commercial Communication that ensures that our communication and marketing activities do not contribute to the misuse of our products, and are not, for instance, directed at people under the legal drinking age. If local rules are less strict than the Code, then the Code prevails. InBev designs and implements targeted educational campaigns worldwide as part of its commitment to helping address or prevent alcohol-related problems. — InBev’s Latin America North operations have donated more than 20,000 single-use breath-analyzers in the states of São Paulo, Rio de Janeiro, Rio Grande do Sul and the Federal District; and in Latin America South, InBev cooperates with authorities in Argentina to help prevent traffic accidents by donating latest generation, multiple use breath-analyzers. — InBev’s anti-drunk driving campaign attracted a significant public response and won first prize at the Moscow Festival of Social Advertising organized by the Moscow Government. The commercial was timed to coincide with the National Road Safety Week and was shown on more than 70 channels, supported by roadside billboards and online communication. — InBev U.K. is a founding member of the Drinkaware Trust, a registered charity which aims to improve public awareness and understanding of responsible drinking, and positively change drinking habits in the U.K. — InBev’s Canadian program, ‘Make a Plan’, is an advertising campaign delivered by children that directly targets parents and other adults by providing common-sense tips on responsible alcohol consumption, covering topics such as getting home safely, being a good host, and having a designated driver. Children of company employees volunteered to be featured in the campaign, thereby further engaging the whole company in this important message. Environment InBev is committed to manufacturing in an as eco-friendly manner as possible, through water and energy conservation, and recyclable and environmentally friendly packaging. — In 2006, water use per hectoliter fell by 3.8% on an annual basis, and was down 8.9% over the last three years. — Since 2005, InBev reduced the amount of energy required to produce a hectoliter of product by 16.7%, with reductions of 21.9% over the last three years. — In 2006, 97% of InBev’s total waste and byproducts were reused or recycled. — In Latin America, InBev uses its own “Water Commandments” in addition to InBev’s Operations standards, which outline procedures for water use reduction and recycling through training, technologies, and process efficiency. Philanthropy InBev is committed to helping create a better world through philanthropic efforts, especially in the communities where it operates. Since the occurrence of the Sichuan Earthquake in May 2008, the InBev China breweries’ donations to local government and Red Cross have exceeded RMB 2 million. Miguel Patricio, Zone President Asia Pacific, pledged that the employees’ donations all over China will be matched by the company. Principal Foundations 2

— Through the InBev-Baillet Latour Fund, InBev encourages accomplishments of high human value in the scientific, educational or artistic fields by rewarding prizes, study grants, trips or gifts in cash or goods. In 2006, the Fund invested 1,500,000 euro in the community. — In 2006, the Antônio and Helena Zerrenner Foundation (FAHZ) invested R$83 million (32 million euro) in the company’s employees and dependents, totaling some 53,000 people throughout Brazil. This comprises a medical, hospital and dental plan, scholarships, supplies of school materials for 12,832 students, and the distribution of 21,059 hampers and 12,899 Christmas toys. — In Brazil, AmBev supports the Gol de Letra Foundation, a private non-profit organization recognized by UNESCO as a worldwide model for helping disadvantaged children. AmBev supports two of the Foundation’s projects in São Paulo: Our History, and the Training of Library and Game Mediators and Monitors. Education & Support for Children — In Argentina, InBev donates a variety of resources including books, teaching materials, equipment and furniture to schools. InBev also runs a program created in 2000 called Travelling Backpack (‘Mochila Viajera’) which is a children’s traveling library that aims to bring books closer to children and strengthen family gatherings around reading. The Project, which operates in Tres Arroyos and Mendoza, has reached more than 5,500 students and approximately 4,500 families as well as 450 teachers who were trained to carry out and continue this major educational initiative. — The AmBev-linked benevolent institution FAHZ (Antônio and Helena Zerrenner Foundation) runs the Walter Belian Technical School in São Paulo, which offers free grade school, middle school and vocational courses in the fields of Graphic Arts, Industrial Information Technology and Industrial Chemical Analysis in partnership with the SENAI-Zerrenner Foundation School. In 2006, the FAHZ invested R$7.3 million (3 million euro) in the school, helping it assist some 1,000 students. — InBev Ukraine makes donations, such as medical supplies and clothing, to local children’s homes on behalf of employees, and donations to local cancer hospitals for purchasing new equipment. InBev Ukraine also provides school children in Chernigiv with school equipment such as computers. Community Initiatives — In Argentina, the company undertakes a variety of community-wide activities including: purchasing of equipment, refurbishing, construction and maintenance of hospitals, day-care centers, neighbor centers, schools and health care units. It also runs a project called Family Farms (‘Huertas Familiares’) which provides training workshops in the areas of nutrition, utilization of farm resources for the production of marmalades and preserves, and food hygiene. — In 2006, InBev’s season’s greetings card initiative led to a donation to UNICEF amounting to 10,000 euro. In Brazil, AmBev also used greeting cards to support Brazil’s Community Action, an organization that develops social and educational works for the lower income population of greater São Paulo. — Since 2004, InBev’s operations in Brazil have been involved in the Faz University Student Project — a state-run project with an objective of combating social exclusion by offering scholarships and financial resources that make it possible for disadvantaged young people to have access to college educations. The project has enabled 100 young people to enter universities and colleges (for example: Salvador, Vitória da Conquista, Feira de Santana and another 16 municipalities in Bahia), and in 2006, we again invested R$600,000 (231,000 euro) in this initiative. For more information go to: http://www.inbev.com/go/responsible_brewer. cfm. 3

INBEV PROPOSES COMBINATION WITH ANHEUSER-BUSCH

Companies	InBev	Anheuser-Busch
Ticker	**Euronext: INB**	**NYSE: BUD**
Description	InBev is the world's leading brewer, realizing €14.4 billion of revenues in 2007. The company's origins date back to 1366, and today, InBev is a true consumer-centric, sales driven company, managing a carefully segmented portfolio of more than 200 brands, holding the number one or number two position in over 20 key markets in 2007 – more than any other brewer. Headquartered in Leuven, Belgium, and with sales in over 130 countries, the company works through six operational zones: North America, Western Europe, Central and Eastern Europe, Asia Pacific, Latin America North, and Latin America South. www.InBev.com	Based in St. Louis, Anheuser-Busch is the leading American brewer, holding a 48.5 percent share of U.S. beer sales. The company brews the world's largest-selling beers, Budweiser and Bud Light. Anheuser-Busch also owns a 50 percent share in Grupo Modelo, Mexico's leading brewer, and a 27 percent share in China brewer Tsingtao Brewery, whose namesake beer brand is the country's best-selling premium beer. www.anheuser-busch.com
Employees	89,000	30,849
2007 Financial Highlights	**Revenues:** €14.4 billion **EBITDA:** €5.0 billion **Global Beer Volumes:** 271 mhl	**Revenues:** $16.7 billion **EBITDA:** $3.9 billion **Global Beer Volume:** 189 mhl
Combined Company (before synergies)	**Revenues:** €26.6 billion or $36.4 billion **EBITDA:** €7.8 billion or $10.7 billion **Employees:** 119,849 **Beer Volumes:** 460 million hectoliters	
Strategic Rationale	▪ Creates true global leader in beer with flagship brand Budweiser ▪ Balanced footprint in developed and developing markets ▪ Complementary portfolio of leading brands and unparalleled global distribution network ▪ Significant value creation from economies of scale and industry leading best practices ▪ Already successful relationship in Canada and the U.S. ▪ Shared values and commitment to people, community and the environment

INBEV PROPOSES COMBINATION WITH ANHEUSER-BUSCH Commitments Heritage St. Louis, MO to become North American headquarters and global home of flagship Budweiser brand family • Combined company to be named to recognize Anheuser-Busch’s heritage and importance of its brands InBev would seek to retain key members of the Anheuser-Busch management team across the organization and invite a number of Anheuser-Busch’s directors to join the board of the combined company Operations No closure of U.S. breweries and minimal job losses • Commitment to strong U.S. three-tier wholesaler system • Uphold highest standards of quality and taste Continued investment in Anheuser-Busch brands to drive growth Community Joining of two industry leading corporate citizens brings together the best of both companies’ commitments to people, community and the environment into a global platform. — Meaningful step forward in InBev’s goal of becoming the best beer company in a better world. — InBev to combine Anheuser-Busch’s efforts on community causes with its own. — InBev to participate as active member of all communities in which it operates; expects to maintain support for many community and social programs. Transaction Offer US$65 per share in cash Terms Premium 35% premium over Anheuser-Busch’s 30-day average share price prior to recent market speculation 18% premium over Anheuser-Busch’s previous all-time high of US$54.97 achieved in October 2002 Offer represents 12x Anheuser-Busch’s 2007 EBITDA Financing Financed by a combination of not less than $40 billion of new debt; $8.3 billion from divestures and new equity; and $9.1 billion in assumption of net Anheuser-Busch debt Transaction financing to be led by group of leading global financial institutions including Banco Santander, Barclays Capital, BNP Paribas, Deutsche Bank, Fortis, ING Bank, JP Morgan and Royal Bank of Scotland Management committed to investment grade credit rating and rapid de-leveraging of the combined entity Strict control over equity issuance, InBev’s most expensive funding source Transaction consistent with strict acquisition value creation criteria Accretive to cash EPS within the second full year of combination

INBEV PROPOSES COMBINATION WITH ANHEUSER-BUSCH WHERE TO FIND ADDITIONAL INFORMATION Information for Employees, Wholesalers and Communities is available at www.globalbeerleader.com or www.inbev.com. FORWARD-LOOKING STATEMENTS This report contains certain forward-looking statements reflecting the current views of the management of InBev with respect to, among other things, the potential benefits of a transaction with Anheuser-Busch or the timing thereof. InBev’s strategic objectives, business prospects, future financial condition, budgets, projected levels of production, projected costs and projected levels of revenues and profits. These statements involve risks and uncertainties. The ability of InBev to achieve these benefits, objectives and targets is dependent on many factors which are outside of management’s control. In some cases, words such as “believe”, “intend”, “expect”, “anticipate”, “plan”, “target”, “will” and similar expressions to identify forward-looking statements are used. All statements other than statements of historical facts are forward-looking statements. You should not place undue reliance on these forward-looking statements. By their nature, forward-looking statements involve risk and uncertainty because they reflect InBev’s current expectations and assumptions as to future events and circumstances that may not prove accurate. The actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including whether the transaction receives the support of Anheuser-Busch. . InBev cannot assure you that the future results, level of activity, performance or achievements of InBev will meet the expectations reflected in the forward-looking statements.

[Transcript of Video]
Carlos Brito
Chief Executive, InBev
Strategic rationale

Q:	What’s the rationale for this deal and why is this the right deal for both companies, Brito?

A:	I think it’s a natural step in the relationship we’ve had with Budweiser and with Anheuser-Busch Companies for 28 years, for example in Canada. I think it’s a natural step to get closer. In Canada we’ve learned that together we can do great things:
the way we developed the brand in Canada from a very small brand to the number one brand in Canada and still growing. So we looked at that.

We also looked at the fact that there is a big international opportunity for the Budweiser flagship brand. We have operations in 30 countries around the world and that will be a great platform from which to develop that brand. Similarly, in the US with our important brands like Stella Artois, Becks, Hoegaarden.

It’s also a great opportunity to create a stronger company with more scale that could get you better conditions with suppliers, and could give you access to means to enable you to develop the business around the world, which today the companies don’t have because they’re not combined.

So that’s what the business combination is all about. I think the time is right, we admire them a lot and we think the business rationale is very strong.

Q:	So what are the next steps? Are you talking to the Anheuser-Busch Board yet?

A:	Yes, we’ve sent a letter to the Board. We have to say we respect the Anheuser-Busch Board a lot. A group of individuals that have been in business for a long time, that have been in different companies and different situations. They are a strong independent Board. So we sent a letter to them and they represent the shareholders. And at this point we’re trying to engage with them to have a constructive conversation around our proposal.

Q:	And, assuming this deal happens, what does it mean for jobs in the community in St. Louis? This is a very proud company and really a company town.

A:	We understand St. Louis and the community ties that Anheuser-Busch has to the local people and institutions. It’s a very important pillar in the company’s history and is an important building effort that has been going on through generations and we intend to keep all that going. St. Louis will be the headquarters of our North American operation. We don’t intend to close any

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breweries in the US and we intend to keep the whole heritage around the brand and St Louis ties going because that’s important for the business and for the community and therefore for us.

Q:	We understand there’ll be no brewery closures but where do you see the synergies coming from through this combination?

A:	We see lots of opportunities on the top line: selling our European imports in the US, with even more support than they have today, and selling the flagship Budweiser brand in the 30 countries where we operate.

Second, we see synergies given the size of this company. This company is going to be the world’s leading brewer, it’s going to be among the top five consumer goods companies across all categories in the world and with that come a lot of things you can do with suppliers — partnerships with suppliers, better terms with suppliers — and things you can do where size will be a plus. So that’s a good thing.

And, thirdly, I think it will be a better company, a stronger company, given the environment we see in the world today. In every industry you see competition creeping up and going up every day. So, a stronger company with more means and scale and portfolio and people to be able to succeed.

Q:	So what does it mean for the employees of both companies, both Anheuser-Busch as well as the employees of InBev?

A:	I think it means an opportunity to work in a more global company and a stronger company. It means more career opportunities, more opportunities to grow and to learn. So I think it’s great news for all of us.
Cultural fit

Q:	Budweiser is such an iconic brand, do you think Anheuser-Busch and its workforce are ready for a foreign owner?

A:	I think what’s important here is that Budweiser the beer will continue to be brewed in the same breweries — we don’t have plans to close any breweries — by the same people, according to the same recipe, according to the same traditions and heritage. I think that’s what matters at the end of the day. And that’s what we’re committed to because we understand that’s so key to the business, to the brands and to consumers, and therefore to us.

Q:	What do you make of some of those comments that have already come out against this idea?

A:	What happened is that unfortunately there have been some rumours going around the last two months and I think when you have rumours you have speculation. And a lot of people said a lot of things.

Now we have a proposal that has been tabled and what we’re trying to do now is really engage with the Board. And if you look at our proposal, if you take the time to read it, it’s very hard not to get excited about it, as we are. Because it’s all about building this great global brand and a stronger company in a market

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that’s getting more and more competitive every day. So it’s about building a stronger company that will be better for all stakeholders.

Q:	In combining with Anheuser-Busch do you anticipate that there’ll be a culture clash between the two companies?

A:	No, I don’t. What you’ve seen in the last two years is we’ve done many combinations across businesses, across borders, and in the last eight years three major ones. And what we learned in those combinations is that, yes, there are differences because the companies came from different backgrounds. But at the end of the day what we propose is a culture of high performance and common sense and that’s very strong and really captures people’s imagination.

What we’re proposing here is that a company, which is a group of individuals, should have a dream, a compelling, credible, unifying, energising dream. That’s what we’re proposing. Second, companies should have great people, because great companies are formed by great people. They should work hard because if you want to be the best in what you do you need to work hard. You need to own what you’re doing because you make better decisions. And you need to be entrepreneurial, you need to explore new opportunities. I think this is a language that, especially in the US, people understand very well because that has a lot to do with the way the US was built.

Q:	And what happens to the philanthropic and charitable organisations that Annheuser-Busch supports in St. Louis and in the area?

A:	I think this business combination will bring the best of both companies into one company. And I think what Anheuser-Busch has done in the US with its local community ties and philanthropic donations has been an integral part of its community involvement, the development of their company and the building of their brand. So of course understanding that we’ll continue to support those efforts because it’s important for communities, for consumers, for the brand, and therefore for us. So it’s an important part of the way the business is run.

Q:	Do you drink Bud?

A:	Yes I do, when I’m in Canada. It’s one of our products. It’s our number one product in Canada. I like it very much. When I’m in Canada I drink Bud.

Q:	And how about when you’re at home?

A:	I drink Stella. Stella Artois.
Brands and distribution

Q:	What does it mean for a consumer of Budweiser if this deal were to happen?

A:	I think it means that first the beer, Budweiser, will not change because there’ll be no brewery closures. People that are brewing the beer today will continue to brew the beer. The locations will be the same, the recipe and the heritage will be the same. And it means that when you travel around the world you’re going

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to be more likely to find and to be able to enjoy a cold Bud in many other countries as opposed to today.

So it’s going to be an enlarged footprint for the brand which many companies in the US have done before. If you look at Pepsi and Frito-Lay, you look at GE, you look at P&G...so many companies have been able to expand and use the footprint and go with American brands to other countries. That’s exactly the opportunity we see with the flagship brand, Budweiser.

Q:	And talk a little bit about the broader brand strategy if you combine the two companies?

A:	I think we’re going to have an amazing portfolio. We’re going to have three out of the four top brands in the world: Budweiser, Bud Light, Skol in Brazil. And I think together we’re going to be able to have much more ability to invest and build those brands. So, again, I think it’s a great story, forming a bigger company with more scale, more geographic scope and therefore more opportunities to develop not only the business, the brands, but also careers and people within our company.

Q:	What impact if any will this deal have on the wholesaler network?

A:	The wholesaler network is an important, integral and key part of the Anheuser-Busch business in the US and a key part in the brand building effort that has been happening all these years. So for us we intend to be in close contact with them. We understand that they have important information about the marketplace. When you think about it the wholesalers are the ones that are in touch with the points of sale on a daily basis. They look at the competition eye-to-eye every day and therefore they have the pulse of the market. So they’re a very important source for us to make decisions about brands, about investments. And that’s key for us. So we intend to support them, to work together with them, and we understand they’re a key pillar in the business that Budweiser has created in the US.

Q:	So you’re in favour of the three tier network?

A:	Sure. One hundred percent.
Future prospects

Q:	Who would run the combined company?

A:	The combined company would be run by the combined entity and in the combined entity we’re trying to retain top management from both companies and also retain Board members from both companies to form the new Board. There are skill sets from both companies that we should not miss the opportunity of combining. That’s the idea. As you get best practices and get the best people excited about this new company, those skills will be complementary and will be retained and will be very important for the new company.

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Q:	But why invest in the mature US beer market?

A:	I think the US is a very interesting market to be in. It’s the second-biggest volume-wise but it’s the first in terms of profit. So it’s a very profitable market and where most people want to be. Having a 50 per cent market share, as Anheuser-Busch has, delivers a great platform to continue to develop brands. When you say it’s a mature market, it’s a mature market on average. But if you look at different segments you have growth segments everywhere, like the import segment, like the light segment. So it’s a very interesting market to be in, as long as you have the distribution, as long as you have the right brand portfolio.

Q:	Now what happens if this transaction doesn’t go through? What’s the InBev go-it-alone story?

A:	I think it’s important to say that we have a very, very attractive business today. If you look at our track record over the last three years we’ve grown volumes by more than 5 per cent every year, revenues by more than 7 per cent every year and EBITDA or profitability by more than 15 per cent every year. So that’s a very strong track record and that is enabled by our footprint, the fact that we’re present in markets that are growing, where beer business is developing, and by the brands and the people we have. So we’re very happy with our business and we see opportunities everywhere we go. So lots of things to do.

The thing is that when you look at this combination, and given that we have already had relationships with them for 28 years in some places around the globe, we see a very compelling, very hard to pass, too good to pass, opportunity that could enable us together to do much more than what we do today separately.
[end]

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[Transcript of Video]
Carlos Brito
Chief Executive, InBev
InBev’s CEO Carlos Brito on People, Culture, Wholesaler Relationships and St. Louis
Who we are

Q:	Brito, tell me a bit about the company. Who is InBev?

A:	InBev is a company that first and foremost is a brewer. We’re in the beer business. We’ve been in the beer business for 600 years since 1366 in Belgium. We’re based in Belgium. We have global brands like Stella Artois and Becks. About 80% of our business is really done locally with local brands and we have some very, very strong brands in the 30 countries where we operate. So that’s InBev, a beer company.

Q:	What do you mean by dream-people-culture?

A:	We understand the company is not something invisible. The company is myself and 85,000 colleagues around the world. That’s the company. And it’s very important for individuals to have dreams, to progress in life. And it’s very important for companies being a collection of individuals, a group of individuals, to have also a shared dream. Our dream is to be the best beer company in a better world. Why best beer company? Because we think life’s too short for you to aim for anything less than being best in what you do. We think this is very powerful and attracts the very best people.

And in the better world because we think we interact with communities, with outside stakeholders and we think it’s important that we care about them and that we make them feel good about our business so we can have a better business. So that’s our dream. It’s a dream that has to be credible, has to be stretched otherwise it cannot be called a dream, has to energise people, get people a sense of purpose and get people committed to make it happen. And that’s what really makes a difference in our company.

Q:	And what’s the people piece of it?

A:	We believe a company is as good as the people it can attract, retain, train and develop in terms of careers. Great companies are formed by great people. Great people attract more of the same. But the opposite is also true. We think that people is behind everything we do. When you look at a company like ours,

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a beer company, most people will think that brands are the more important things and the only things, factories, breweries, warehouses, trucks. For us the most important thing are the people behind all this. People working on the brands, people managing the plants, the breweries, people managing the distribution. That’s what makes the difference. Every company can build a brewery but to have an efficient brewery working with great quality products that you can only have with people.

And you know what? What we’ve learnt in the 20 years that I’ve been in the company is that great people, talented people, they like a couple of things. They like first an environment of meritocracy with the best people, with the best track record, the most commitment and the best cultural fit will progress further, will have more opportunity to grow, will grow faster than the other people. They like candour. They like to know where they stand. They like to be able to know what their weak points are, what their strong points are, what the gaps are to development so they can really progress. And the other thing they like is informality. They like to be in a company where they can say what they think. And I always say as long as it’s respectful and constructive we can talk about anything. We’re not afraid about tough conversations because we think that’s what builds the fabric of great companies, people that have different points of view, diversity in the audience and people being able to speak up and that’s what we like about our company.

Q:	Now let’s talk about the culture bit. What does the culture stand for?

A:	Our culture is a culture of high performance, a culture that again we’re trying to be the best in what we do. We say some elements are important in our culture. For example ownership. We believe that owners make better decisions. Every decision carries a risk but we think if you take a decision, if you make a decision as an owner because you’re going to be there to live with the good and bad consequences, if that’s the case, you’re going to think in the right way about this. And the way we would think about it because it’s our company. I always compare that to the rental car. I would say that when I drive my car versus a rental car I drive it in a slightly different fashion. Because I know the rental car, at the end of the day I’ll give it back to the rental company and somebody else will live with the consequences of my driving. When I drive my car it’s my car tomorrow, the day after, the month after, the year after. So I live with the consequences. And we like people that think of our company as their own company. And we try to have an environment to foster that mindset.
A unified culture

Q:	How do you tether together a culture with a company that’s in 30 countries, multiple languages, multiple ethnicities and nationalities?

A:	You know we always say that national culture is one thing, company culture is something else. We’ve been able in 30 countries to find people that get excited about the way we’re trying to build this great company. We could find that in

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China, we could find that in Korea, in Brazil, in Belgium, Germany, in Canada, anywhere. Our culture is about high performance, about common sense, about ownership, about focus and results and about hard work.

Q:	There have been some concerns that have been raised since your proposal was made public that you would have to engage in some form of cost-cutting at Anheuser-Busch if this proposal was accepted. Could you talk about that a little bit?

A:	Yes sure. First let me tell you that the main thing in the company is really to grow the top line. And in that you connect with costs. We connect that in a few ways. First we say cost-connect-win. That’s a terminology we use to say if you go into the cost side you can find money that’s not being used for what consumers are willing to pay for, things they drink, touch, see, go home with. We should try to revert these monies to the connect side which is how to connect with consumers in a better way so we can win in the marketplace. That’s one thing.

The other concept we have in costs, the whole idea about the non-working dollars, what we call it, and the working dollars. Non-working dollars is everything that’s in there in the cost structure that shouldn’t be there. Why? Because consumers are not willing to pay for that. So we’re always asking ourselves how can we be more efficient as a company so we have more money to fight the fight in the marketplace, to support the brands and the commercial plans.

So, the other thing is that we think costs is something that we can control. We cannot control the market because there is competition, there are regulations, there’s the weather, there’s customers, so many other forces in the marketplace. But costs we can control. If as a company we decide to be more efficient as all organisations are always trying to do, we can have more money to do the things that consumers and customers value and are willing to pay a premium for. So that’s how we think about costs.
Wholesaler relationships

Q:	Why are wholesalers a key part of your business?

A:	Well in the US for example you have the three-tier system that’s guaranteed by the 21st Amendment of the Constitution. But other than that and more broadly than that wholesalers are the ones that really go to the market every day. They talk to our customers every day. They see competition in the eye every day. They have the pulse of the market.

The other thing I like about wholesalers is that you talk to the owner. And as I said in our culture piece ownership is an important aspect of what we believe in. And with wholesalers you talk to the owners. In the US the wholesalers have been passed on generations after generation. That tells me that they’re

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interested in the long term as well as the short term of the business. And for a brand-building company like we are, it’s great to know that we have partners, business partners, that are in this business like we are for the long term, for generations.

Wholesalers are very important too because they are business partners and they have to be treated like that. They are the last chain before we get to our customers and consumers. So they are key to our business model.

Q:	And how do they like to be treated from the company perspective?

A:	First, again they are business partners so they like to be treated with respect and I think candour. I think the thing I’ve learned time and time again with wholesalers is that they want to hear a yes or a no and not let me think about it, I’ll come back to you. The other thing is that they like to feel that their incentives and targets are aligned with the company’s incentives and targets. The worst thing you can have in a company-wholesaler relationship is to have the company going one way because they have targets and incentives to go this way and wholesalers trying to go the other way. That really doesn’t work and they don’t like that. And I understand why they don’t like that.

The other thing is that wholesalers like to have one single point of contact with a company. That’s a key thing. In some other countries we’ve been and companies we’ve seen, competitors, they set up their wholesaler system in a way that they had many points of contact. And that’s something a wholesaler hates. Because at the end of the day they want speed because the market’s fast, competition is doing things on a daily basis. They want decisions. That goes back to my point of yes and no. Can we do it, can we not do it. So speed and one single point of contact that will help speed. That’s what they want.

Q:	And what do you think they expect from a company in the relationship?

A:	First they expect to have a good margin business. Second they expect to have content. Brands that are pulled by consumers. Brands that generate good margins for the trade, that the trade want to have. Programmes, geo-programmes, local, national programmes, like in the execution. Key account management that will give them the opportunity locally to activate those accounts. They also expect that the people in the field, the company’s people in the field, that they are aligned incentive-wise in the sense that the owner is successful if the wholesaler is successful and vice versa. So again this whole thing about alignment of incentives and priorities and programmes that will really give the speed and the focus that we need in the marketplace. It’s a tough market out there and it’s going to get tougher with the Molson Coors being approved. So now we have to be even better I think in what we do.

Q:	Well that actually brings up a good point. There was some concern heard on the part of the wholesaler community that perhaps you would cut back

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on spending in the trade or that you would cut back on brand support. Could you address some of these concerns?

A:	Quite the opposite Steve. We understand that our primary role here is to help wholesalers sell. So for example training. More people in the street. Market programmes that are tailored to local needs. That’s our experience in the markets where we had some success. In terms of brand support, we understand that Budweiser was built on a platform of some properties that are very important like NASCAR, NFL, NHL, the Superbowl. All these things are an integral part of how consumers see and love and are loyal to the brand. So nobody would in his right state of mind change that. Because that’s such an integral part of the way the business was built. So for example in Canada we build Budweiser since 1980, 28 years of building Budweiser, and today number one brand in Canada. Bud Light growing at a similar pace. So we understand Budweiser as the way it’s positioned to customers and we understand that for example properties, as well as in the US, as well as in Canada, is an integral part of what this brand is all about.
Commitment to St Louis

Q:	Could you reiterate your thoughts with regard to no brewery closures and your commitment to the St Louis community?

A:	Yes. Exactly. Because again this combination is not about overlap, it’s about complementarity. We don’t have a headquarters in the US so why would we move the headquarters out of St Louis when we understand that St Louis is such an integral part of what the brand is all about. The roots, the Clydesdale, the museum, the Pestalozzi Street brewery, the One Busch Place. All those things are key parts of the brand so why change. We don’t have a place to go so of course we’re going to stay there. And there’ll be an enlarged role for St Louis in the sense that the hub for the Budweiser global expansion will be there and the decision-making process will be there. So that’s our plan.
[End]

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US Consumer Story Video
June 27, 2008
Transcript
I’d like the American consumer to know that InBev is a brewer, have been in the business for 600 years. We take great care of our beers. We have great products that are known I’m sure by American consumers like Stella Artois, Becks, Hoegaarden and Leffe, Bass; so many products.
I would like the consumer to know that we are in this business for the long-term and we believe in building brands step by step. We don’t believe in short cuts in building brands, so quality is important, consumer experience is important, customer support is important.
I think if you go around this country on the package side and on the draft side, you’re going to listen from a lot of people saying that when our brands were here first time many years ago they were small and then because we showed a lot of resilience in seeding the brand, a lot of sureness about how to grow the brand and the brand had a clear positioning, those brands succeeded. Stella Artois I think is a great example of that.
One of the most popular beers you can find. It has definitely taken off since I’ve got back from Europe.
The consumers love Stella, it sells itself. It’s got that little bit of a kick to it as well.
I said, hey, you know what, Stella is pretty good. I said I’ve got to have this more often.
The Stella impact has been enormous. For a draft beer, it came in and it literally blew the other draft beers out of the water.
I’ve been in the business about 20 years. Definitely there is a bigger swing towards lager for the last two or three years. Stella has become huge in draft sales. It out-sells all our other beers by three to one.
Everything from the banker to the construction worker to the thespian. A lot of theatres around the area, a lot of arts, a lot of musicians makes for a very interesting crowd. It’s very diverse. It’s a very informed crowd.
It’s got the right taste plus I like the glass you know. It’s like I feel very sophisticated. Stella presented a glass that was kind of unique. Very different from the regular pint glass that you see throughout America and the gold rimmed edge on the end of it definitely shines under any light. You know candlelight, low light and it’s just a very simple thing. But I think that plus coupled with the taste and the quality, once you have that combination right, you’re onto a winner.
If you’ve got a quality product, be it in drink or food, you’re going to talk about it and pass it on and tell other people about it. I think it’s a quality drink.

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The brand that indeed the customer is getting is the same as the brand that left the brewery.
We use a McDantim’s blender here that ratios the gas, so we have the correct amount of CO2, correct amount of nitrogen going in there and we have a very, very stringent policy of cleaning our lines here.
So here Stella competes with three big European brands. One is Heineken, one is Carlsberg and one is Harp. It has jumped over those three brands considerably in the last few years and I think it’s jumping even higher every year.
If you go into any bar now, people just ask for Stella. It has become that popular. The proof is in the sales. The proof is in the sales.
Signature taste, signature glass, always refreshing, can’t go wrong with Stella.
[End]

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A MESSAGE FOR ANHEUSER-BUSCH EMPLOYEES

As you know, we have made a proposal to the Board of Directors of Anheuser-Busch to combine our two companies to create **the global leader in the beer industry and one of the world's top five consumer products companies.**

Let us highlight a few of the many reasons we are so excited about this potential combination and the opportunities it would bring to the employees, consumers, wholesalers, business partners and shareholders of both companies and the communities we serve.

1) Global market leadership - Together, Anheuser-Busch and InBev would create the global leader in the beer industry and one of the world's top five consumer products companies. Bringing together two industry champions with market leading brands would translate into significant top-line growth, which ultimately would lead to enhanced career opportunities for employees of both companies. The combined company would have a physical presence in more than thirty markets and would be a stronger and more competitive player in the global and U.S. beer industry.

2) Enhanced diversity of geographic footprint - The combined company would benefit from having a more diversified and balanced geographic footprint, with leadership positions in developed beer markets such as the U.S. and Canada and high growth, developing markets such as China and Brazil. This diversity lends itself to an ideal balance of growth and stability.

Given the very limited overlap between the Anheuser-Busch and InBev businesses and the efficiency of the Anheuser-Busch brewery footprint in the U.S., ***we will not close any U.S. breweries.*** In addition, ***we propose to make St. Louis the headquarters of the combined company's North American region and the global home of the flagship Budweiser brand.***

3) Strengthening our world-leading brands - The combination of Anheuser-Busch and InBev would bring together a portfolio of global leading brands, including Stella Artois, Beck's, and Budweiser. Our successful collaboration in Canada, South Korea and, more recently, the U.S., gives us confidence that we could achieve more together than would be possible apart.
We see significant opportunities to internationalize Budweiser by leveraging our expansive international footprint and bringing the brand to new consumers around the world. InBev currently produces Budweiser for Anheuser-Busch in Canada and we have a track record with respect to quality and growth. Under this arrangement, sales of the Anheuser-Busch brands in Canada have grown from 1.945 million hectoliters in 1998 to 3.651 million hectoliters in 2007, representing an average annual growth rate of7.2% and making it the number one beer brand in Canada.
Many Anheuser-Busch wholesalers have already added InBev’s European premium imports to their portfolio through our distribution agreement and we believe there would be significant further growth potential for our brands in the U.S. through a combination with Anheuser-Busch.
4) Bringing together best practices and common values — While some may try to draw contrasts between our companies and our cultures, we believe we share many more similarities than differences. Both Anheuser-Busch and InBev come from long brewing traditions (in fact, InBev’s dates back to 1366); we are both dedicated to the highest quality of our products; and we are both fully committed to investing in, and growing our brands. In addition, together we would bring together the best of both companies’ commitments to people, community and the environment into a global platform, a meaningful step forward in our goal of becoming the best beer company in a better world.
We also share a passion for our people. InBev is an internationally recognized employer of choice that prides itself on attracting, developing and retaining talented individuals from around the world. InBev has made a proposal to combine with Anheuser-Busch because we have tremendous admiration for its brands and business, and immense respect for the hard work and dedication of Anheuser-Busch’s employees.
·• We believe this compelling and extraordinary combination is the natural next step for both of our companies given the complementary nature of our businesses. InBev has a strong track record of successfully completing and integrating acquisitions, and we believe we can successfully work together to combine our two great companies in a way that benefits all key stakeholders.
InBev has proposed to name the combined company to evoke Anheuser-Busch’s heritage and the strength of Anheuser-Busch’s iconic brands. As we already mentioned, we have proposed to make St. Louis the headquarters for the North American region and the global home of the flagship Budweiser brand for the combined company. We understand how much Anheuser-Busch means to the St. Louis community, and with 40% of the combined company’s business based in the U.S., we believe that the only logical decision is to stay in St. Louis. InBev intends to build on Anheuser-Busch’s reputation as a high quality employer and a responsible corporate citizen and looks forward to participating as an active and important member of the St. Louis community.
In combining InBev and Anheuser-Busch, we would seek to draw on the complementary strengths, talent and rich histories of both companies. We would mutually share best practices around the world and build our management team and workforce to reflect the diversity of the markets in which we operate. We would count on the experience of Anheuser-Busch employees and your knowledge of the U.S. market to naturally complement InBev’s experience and knowledge of international markets. InBev has a strong reputation of working together with its employees across a variety of cultures and creating opportunities for employees regardless of nationality or geographic location.
We invite you to learn more about our proposal, as well as about InBev and our brands, on this website. We will also keep this site up-to-date with all of our latest communications.
In summary, InBev has proposed a combination with Anheuser-Busch because we have tremendous admiration for its brands, its business and its employees. Together, we can create a stronger, more competitive, sustainable global company which would benefit all stakeholders and revolutionize the beer industry. — For more information on InBev, click here
Copyright © 2008 InBev — All rights reserved

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CREATING THE GLOBAL LEADER IN BEER AND A WINNING COMBINATION

Q1. Why has InBev made a proposal to combine with Anheuser-Busch?
The combination of Anheuser-Busch and InBev would create the global leader in the beer industry and one of the top five consumer products companies. The combined company would be geographically diversified, with leading positions in key countries around the world and a balanced exposure to developed and developing markets. A combination of Anheuser-Busch and InBev would result in significant growth opportunities from leveraging the companies' combined brand portfolio, including global market leaders such as Stella Artois, Beck's and Budweiser, maximizing the combination's unparalleled global distribution network, and applying best practices across the combined organization.

We believe that a combination between Anheuser-Busch and InBev would create a compelling and extraordinary organization. InBev has a proven track record of successfully completing and integrating companies. InBev believes that this transaction is in the best interests of both companies' consumers, shareholders, employees, wholesalers, business partners, and the communities we serve.

Q2. What would this mean for employees of Anheuser-Busch?
We believe the combination of Anheuser-Busch and InBev would translate into significant top-line growth for the combined company and offer enhanced career opportunities for employees of both companies. InBev has made an offer to combine with Anheuser-Busch because we have tremendous admiration for its brands and business, and immense respect for the hard work and dedication of Anheuser-Busch's employees. InBev will need the experience of the Anheuser-Busch employees and their knowledge of the U.S. market and the Anheuser-Busch brands to succeed and grow the business. InBev is an internationally recognized employer of choice that prides itself on attracting, developing and retaining talented individuals from around the world.

Q3. Do you expect that there will be any layoffs of Anheuser-Busch employees?
Anheuser-Busch and InBev are two highly complementary businesses with very limited overlap in our operations; therefore, we do not expect any meaningful job losses as a result of the transaction. InBev will maintain all existing breweries that Anheuser-Busch operates in the U.S. InBev also plans to make St. Louis the headquarters of the combined company's North American region and the global home of the flagship Budweiser brand. While rationalization of overlapping functions may occur, InBev is committed to maintaining a strong presence in St. Louis. As a company, InBev has added 12,000 jobs globally over the last three years.
Q4. Would any Anheuser-Busch breweries be shut down? InBev would maintain all existing breweries that Anheuser-Busch operates in the U.S.
Q5. What would happen to the 8t. Louis headquarters? Given that 40% of the combined company’s business would be in the U.S., we have proposed to make St. Louis the headquarters for the North American region and the global horne of the flagship Budweiser brand. InBev intends to build on Anheuser-Busch’s reputation as a high quality employer and a responsible corporate citizen and looks forward to participating as a member of the St. Louis community.
Q6. Would Anheuser-Busch family members playa role in the new company? We certainly hope so. We would like to draw on the skills and experience of the current Anheuser-Busch directors and InBev would invite a number of Anheuser-Busch’s directors to join the board of the combined company. We look forward to discussing board composition with Anheuser-Busch.
Q7. Who would run the combined company? Given InBev’s limited presence in the U.S., we would hope to retain key members of the Anheuser-Busch management team at all levels of seniority. The global scope of operations would offer new opportunities to talented managers. We hope to discuss senior management composition at the right time with Anheuser-Busch.
Q8. What would the combined company be called? InBev has proposed to name the combined company to evoke Anheuser-Busch’s heritage, reflecting the strong history of Anheuser-Busch’s key brands.
Q9. The two cultures are different. Would they mesh as one company? InBev’s experience in working with a variety of cultures in numerous countries has resulted in a corporate culture that respects differences while finding common ground in working together to build the best beer company in a better world. InBev’s unique and strong corporate culture engages its employees in a meritocracy regardless of nationality or geographic location, complementing the mindset and goals of Anheuser-Busch’s employees. InBev looks forward to working with Anheuser-Busch to create one of the top consumer products companies in the world and sharing best practices to achieve this goal together. InBev has a strong track record of integrating companies through mergers and employs approximately 89,000 people worldwide in over 30 countries.
QI0. How would this transaction impact the taste and quality of Anheuser-Busch products? InBev has tremendous respect for Anheuser-Busch’s commitment to quality and intends to maintain this hard-earned reputation. InBev’s long-standing relationship with Anheuser-Busch in relation to the Budweiser brand in Canada is evidence of this. InBev’s primary objective is to expand the Budweiser brand worldwide and we would ensure that the quality and taste of Anheuser-Busch’s brands are unchanged.
Qll. How would this transaction impact Anheuser-Busch’s wholesaler network, one of the most important factors in the success of Anheuser-Busch?
InBev has tremendous respect for Anheuser-Busch’s wholesaler network. This network is an important part of the rationale for this transaction and we look forward to working with them to grow both existing and new brands. InBev is committed to and respects the three-tier distribution system in the U.S. and will work with all parties to ensure that the system works as seamlessly as it has in the past.
Anheuser-Busch and InBev already have a successful distribution partnership for InBev brands in the U.S.
Q12. How would this transaction impact Anheuser-Busch employee benefits and wages?
InBev is an internationally recognized employer of choice that prides itself on attracting, developing and retaining talented individuals from around the world.
Q13. What are the next steps in this process? InBev has made a proposal to the Board of Directors for a friendly combination to create the leading global beer company and hopes to engage the Board in a constructive dialogue. In the meantime, we will share information about our plans on our website www.globalbeerleader.com.
— For more information on InBev, click here
Copyright © 2008 InBev — All rights reserved

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A MESSAGE FOR ANHEUSER-BUSCH WHOLESALERS

We have made a proposal to the Board of Directors of Anheuser-Busch to combine our two companies to create the global leader in the beer industry and one of the world's top five consumer products companies. We are extremely excited about the potential opportunities this combination would bring to both companies' employees, consumers, wholesalers, business partners, shareholders and the communities we serve.

We are strong believers in the three tier system and have tremendous respect for you and the entire Anheuser-Busch wholesaler network. In fact, the strength of the U.S. distribution network and relationships with the wholesalers is an important part of the rationale for this transaction. Your knowledge of and experience with the U.S. market would play an integral role in the success of the combined company going forward. We believe that the U.S. is one of the most important markets in the brewing industry and would play a critical role in the future growth of the combined company.

The compelling potential combination of Anheuser-Busch and InBev is a natural next step for both companies given the complementary nature of our respective businesses and the successful distribution partnerships we already enjoy across the world.

Our track record of successful collaboration with Anheuser-Busch in the U.S., Canada and Korea gives us confidence that, together, we can achieve more than would be possible apart. Since January 2007, many Anheuser-Busch wholesalers have been entrusted with InBev's European premium import brands such as Stella Artois, Beck's and Bass, which complement the existing portfolio of Anheuser-Busch brands. In Canada, our successful partnership with Anheuser-Busch spanning almost 30 years has resulted in Budweiser becoming the number one beer in Canada.

InBev has great admiration for the Budweiser brand. We have proposed to make it the combined company's global flagship brand and would continue to invest in Budweiser and other Anheuser-Busch brands to ensure their growth. InBev is also committed to maintaining the highest quality of its products and would ensure that the taste and quality of Anheuser-Busch brands remain unchanged.

We believe that an InBev/Anheuser-Busch combination would create a stronger competitor in the changing and more challenging landscape of the U.S. beer industry. We are very excited about the opportunities this combination would bring to Anheuser-Busch’s wholesalers, and look forward to working with you to grow both existing and new brands. In terms of next steps, we believe that we have made a compelling offer to Anheuser-Busch’s Board of Directors and are committed to bringing about a friendly combination of our two companies. We strongly believe that the combination of InBev andAnheuser-Busch would create a stronger, more competitive, sustainable global company to the benefit of all stakeholders. All the best, Brito Chief Executive Officer, InBev — For more information on InBev, click here Copyright © 2008 InBev — All rights reserved

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PROPOSAL TO CREATE THE GLOBAL LEADER IN BEER AND A WINNING COMBINATION

Q1. Why has InBev made a proposal to combine with Anheuser-Busch?
The combination of Anheuser-Busch and InBev would create the global leader in the beer industry and one of the top five consumer products companies. The combined company would be geographically diversified, with leading positions in key countries around the world and a balanced exposure to developed and developing markets. A combination of Anheuser-Busch and InBev would result in significant growth opportunities from leveraging the companies' combined brand portfolio, including global market leaders such as Stella Artois, Beck's and Budweiser, maximizing the combination's unparalleled global distribution network, and applying best practices across the combined organization.

We believe that a combination between Anheuser-Busch and InBev would create a compelling and extraordinary organization. InBev has a proven track record of successfully completing and integrating companies. InBev believes that this transaction is in the best interests of both companies' consumers, shareholders, employees, wholesalers, business partners, and the communities we serve.

Q2. Would this transaction result in any changes to Anheuser-Busch's wholesaler network?
InBev recognizes the great contribution of Anheuser-Busch's wholesalers to building the Anheuser-Busch brands. Many of these wholesalers are now entrusted with InBev's European import brands. In fact, Anheuser-Busch's extensive wholesaler network was the initial reason for the current import agreement. InBev values the knowledge of and experience with the U.S. market the Anheuser-Busch wholesaler network brings and would continue to rely on this superior wholesaler network for the marketing of those brands in the U.S.

InBev is committed to the three-tier distribution system in the U.S. and would work with all parties to ensure that the system works as seamlessly as it has in the past. Anheuser-Busch's extensive network is an important part of the rationale for this transaction and we look forward to working with wholesalers to grow both existing and new brands.

Q3. Would InBev try to eliminate the three-tier distribution system?

Absolutely not. We are strong believers in the three-tier system in the US and would make it a central imperative to work with the wholesalers to create even greater excitement in the marketplace around all of the combined company’s brands. Q4. Is it InBev’s policy to cut out wholesalers from its distribution system? Absolutely not. We are strong believers in the three-tier system in the US and would make it a central imperative to work with the wholesalers to create even greater excitement in the marketplace around all of the combined company’s brands. Q5. How would this transaction benefit wholesalers? Anheuser-Busch and InBev already have a successful distribution partnership for InBev’s European brands in the U.S. InBev has brought Anheuser-Busch wholesalers an extensive stable of high-growth, European premium import brands such as Stella Artois, Beck’s, and Hoegaarden. An Anheuser-BuschlInBev combination would ensure that wholesalers retain the right to distribute these brands and have access over time to a variety of InBev’s leading brands that are not currently imported in the U.S. In addition, an Anheuser-BuschlInBev combination would create a stronger competitor in the changing landscape of the U.S. beer industry. Q6. How would a deal affect franchise laws? Would this make InBev products more accessible? InBev is committed to the three-tier distribution system in the U.S. and would work with all parties to ensure that the system works as seamlessly as it has in the past. Regarding product accessibility, an InBev/Anheuser-Busch combination would ensure that wholesalers retain the right to distribute those European brands that are currently subject to the InBev/Anheuser-Busch import agreement and have access over time to a variety of InBev’s leading brands that are not currently imported in the U.S. Q7. How would this transaction impact marketing expenditures? Would InBev’s reputation as a cost cutter impact its investment in Anheuser-Busch brands? InBev is a portfolio player, in the business of building high quality brands for which consumers would pay a premium, leading to growth for all stakeholders including U.S. wholesalers. InBev has tremendous resources at its disposal as the leading globai brewer and would invest in Anheuser-Busch’s brands, as well as its own, in the U.S. to spur revenue growth. We are fully committed to delivering world-class commercial programs and initiatives, to investing in brands and to sharing best practices with U.S. wholesalers. Anheuser-Busch brings InBev the number one beer in the U.S. and the number one and two beer brands in the world, and we are committed to ensuring that they not only maintain their leadership position but expand further. InBev would continue to invest in Anheuser-Busch’s brands to ensure their growth. InBev has a history of building and maintaining premier brands across the globe. With the support of the

Anheuser-Busch wholesaler network, InBev has a strong track record of building these brands in the U.S. Between 2002 and 2007, we have grown Stella Artois at a compound annual growth rate of 55%. Another example of our success is our production, marketing and distribution of Budweiser and Bud Light in Canada for Anheuser-Busch. Sales of the Anheuser-Busch brands in Canada have grown at an average annual growth rate of 7.2% since 1998. Over the same period, market share has grown from 9.6% to the number one position of 16.1%. Q8. How would this transaction impact the taste and quality of Anheuser-Busch products? Not at all. InBev is committed to supplying wholesalers with the highest quality of products, as a company with a brewing tradition that dates back to 1366. We would not be here today without a track-record of building consistent, high quality beer brands. InBev has tremendous respect for Anheuser-Busch’s commitment to quality and intends to maintain this hard-earned reputation. InBev’s long-standing relationship with Anheuser-Busch in relation to the Budweiser brand in Canada is evidence of this. InBev’s primary objective is to expand the Budweiser brand worldwide and we would ensure that the quality and taste of Anheuser-Busch’s brands are unchanged. Q9. How would the transaction impact incentive programs and exclusivity agreements? While it is too early in the process to discuss the details of the potential impact of the transaction on exclusivity agreements with Anheuser-Busch wholesalers, InBev is committed to supporting the wholesaler network and driving the top-line. QI0. What does this mean for non-equity wholesalers? While it is too early in the process to discuss the details of the potential impact of the transaction on non-equity wholesalers, InBev is committed to the three-tier distribution system in the U.S. and supporting Anheuser-Busch’s existing wholesaler network. QU. Would my day-to-day contact person at Anheuser-Busch change? InBev appreciates the individual relationships that wholesalers have with their counterparts at Anheuser-Busch and would work to ensure these relationships remain intact. InBev would strive for a seamless transition process for wholesalers to minimize any potential disruption. Q12. What would the combined company be called? InBev has proposed to name the company to evoke Anheuser-Busch’s heritage, reflecting the strong history of Anheuser-Busch’s key brands. Q13. Who would run the combined company? Given InBev’s limited presence in the U.S., we would hope to retain key members of Anheuser-Busch’s management team at all levels of seniority. The global scope of operations would offer new challenges to gifted managers. We hope to discuss senior management composition at the right time with Anheuser-Busch.

Q14. Do you expect that there would be any layoffs of Anheuser-Busch employees? Anheuser-Busch and InBev are two highly complementary businesses with very limited overlap in our operations; therefore, we do not expect significant job losses as a result of the transaction with the exception of some overlapping corporate functions. Q15. Would any Anheuser-Busch breweries be shut down? InBev would maintain all existing breweries that Anheuser-Busch operates in the U.S. Q16. What would happen to the St. Louis headquarters? Given that 40% of the combined company’s business would be in the U.S., we have proposed to make St. Louis the headquarters for the North American region and the global home of the flagship Budweiser brand. InBev intends to build on Anheuser-Busch’s reputation as a high quality employer and a responsible corporate citizen and looks forward to participating as an active and important member of the St. Louis community. Q17. What are the next steps in this process? InBev has made a proposal to the Board of Directors for a friendly combination to create the leading global beer company and hopes to engage the Board in a constructive dialogue. In the meantime, we will share information about our plans on our website www.globalbeerleader.com. — For more information on InBev, click here Copyright © 2008 InBev — All rights reserved

InBev INFORMATION ABOUT OUR PROPOSAL TO COMBI:NE WITH ANHEUSER-BUSCH Consumers • Featured Videos BRINGING THE “KING OF BEERS” TO NEW CONSUMERS 1—— —— !n9ev AROUND THE WORLD The combination of InBev and Anheuser-Busch would bring together two companies with strong and proud brewing legacies to create the global leader in beer with an unmatched portfolio of brands. InBev has tremendous respect for the rich history and proud heritage behind Anheuser-Busch and its Brito on People, great, iconic brands and we are committed to retaining these brand values. In fact, we have proposed to Culture, name the new company to evoke this strong heritage and we plan to keep St. Louis as the headquarters of Wholes.aler Rel.ationships .and the combined company’s North American region and home of the flagship Budweiser brand. St, Louis InBev is committed to supplying consumers with the highest quality of products, as a company with a • Video Archive brewing tradition that dates back to 1366. InBev’s current brands include Stella Artois and Beck’s, • Recent News together with more than 200 other wonderful local beer brands, and we have great respect for the • Fact Sheets heritage, taste and values of these brands. • Contact As a consumer of Budweiser or other Anheuser-Busch products, you can be sure that you are going to get Subscribe to ..Email Alert” the same fresh beer, brewed at the same U.S. breweries, by the same brewers - exactly the way you have come to expect. No breweries will be closed and indeed we plan on investing in the business. Let me also assure you that Anheuser-Busch brands will continue to be available at the same affordable prices. We deeply respect the Anheuser-Busch Company and its people and know the company well through our partnerships. For instance, we have been brewing, marketing and selling Budweiser for Anheuser-Busch in Canada almost 30 years and today it is the number one beer in the country. We are extremely excited about the potential to continue to grow the Budweiser brand and plan to unleash it globally and increase its availability in major markets. We want to introduce new consumers around the world to Budweiser so they too can taste and enjoy what you and millions of others have enjoyed for over 100 years.

Always true to tradition The time-honored traditions of the great beers we brew. That’s what matters most at InBev. Copyright 2008 — All rights reserved

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A COMBINATION OF ANHEUSER-BUSCH AND INBEV: A STRONGER, MORE COMPETITIVE GLOBAL COMPANY AND A WIN FOR COMMUNITIES

InBev has proposed a combination with Anheuser-Busch because we have tremendous admiration for its brands, employees and businesses. Together, we can create a stronger, more competitive global company which would benefit all stakeholders, bringing us a significant step closer to our dream of becoming the best beer company in a better world.

No U.S. Brewery Closures

This combination is about growth and investment. InBev has tremendous resources at its disposal as the leading global brewer and would invest in Anheuser-Busch in the U.S.

- InBev would maintain all of Anheuser-Busch's existing U.S. breweries.
- InBev does not expect any significant job losses as a result of the proposed combination.
- InBev expects little or no impact on union jobs.
- As a result of growing the business, InBev has added 12,000 full-time positions since the merger in 2004 that formed the company.

Further Information

- Brito's op-ed on InBev's commitment to St. Louis
- InBev's community commitments around the world
- What Would Not Change at Anheuser-Busch

North American Headquarters and Global Home of Flagship Budweiser Brand to Remain in St. Louis

InBev has proposed to make St. Louis the headquarters for the North American region of the combined company and the global home of the flagship Budweiser brand. InBev understands how much Anheuser-Busch means to the U.S. and the St. Louis community. With 40% of the combined company's business based in the U.S., InBev believes it would be the only logical decision to stay in St. Louis and draw on the collective expertise of Anheuser-Busch's dedicated and experienced employees.

Respect for Anheuser-Busch, Its Heritage and Its Iconic Brands

Both InBev and Anheuser-Busch come from long brewing traditions (in fact, InBev's dates back to 1366); both companies are dedicated to the highest quality of our products; and both are fully committed to investing in and growing our brands.

InBev has proposed to name the combined company to evoke Anheuser-Busch’s heritage and the strength of its iconic brands. InBev’s primary objective is to expand the Budweiser brand worldwide and would ensure that the quality, identity and taste of Anheuser-Busch’s brands are unchanged. Commitment to People, Community and the Environment InBev proposes to jointly bring together the best of both companies’ commitments to people, community and the environment under one global platform. InBev sees this as a meaningful step forward in its goal of becoming the best beer company in a better world. InBev recognizes and respects that Anheuser-Busch has been a leader in the industry on several community causes, including important campaigns that promote the responsible consumption of beer. InBev looks forward to combining Anheuser-Busch’s efforts on such a worthy cause with its own. InBev also has tremendous respect for Anheuser-Busch’s community contributions and embraces this effort and expects to maintain support for its community and social programs. For more information on InBev’s commitment to being a responsible brewer go to: http://www.InBev.com/go/responsible brewer.cfm. Copyright © 2008 InBev — All rights reserved

This communication is not a substitute for any solicitation statement and other related documents InBev would file with the SEC if an agreement between InBev and Anheuser-Busch is reached or for any other documents which InBev may file with the SEC and send to Anheuser-Busch stockholders in connection with the proposed transaction between InBev and Anheuser-Busch or any consent solicitation of the stockholders of Anheuser-Busch.
INVESTORS AND SECURITY HOLDERS OF ANHEUSER-BUSCH ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION OR ANY CONSENT SOLICITATION OF THE STOCKHOLDERS OF ANHEUSER-BUSCH.
Investors and security holders will be able to obtain free copies of any documents filed with the SEC by InBev through the web site maintained by the SEC at www.sec.gov. Free copies of any such documents can also be obtained by directing a request to InBev’s proxy and/or consent solicitor, Innisfree M&A Incorporated at (877) 750-9501.
InBev and certain of its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies and/or consents in respect of the proposed transaction or any consent solicitation of the stockholders of Anheuser-Busch. Information regarding InBev’s directors and executive officers is available in its Annual Report for the year ended December 31, 2007, available at www.InBev.com/annualreport2007. Other information regarding the participants in a proxy and/or consent solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in any proxy and/or consent solicitation statement to be filed by InBev with the SEC.